Use these links to rapidly review the document

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

HMS Holdings Corp.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

HMS•Holdings•Corp.

5615 High Point Drive
Irving, Texas 75038

Dear Stockholder:

              On behalf of the Board of Directors and management, we cordially invite you to attend our Annual Meeting of Stockholders to be held on Thursday, June 19, 2014, beginning at 10:00 a.m., Central Daylight Time, at the Omni Mandalay Hotel at Las Colinas, located at 221 E. Las Colinas Blvd., Irving, TX 75039. The formal Notice of Annual Meeting is set forth in the enclosed material.

              Details regarding admission to the meeting and the business to be conducted are described in the accompanying Notice of Annual Meeting and Proxy Statement.

              This year we are pleased to be again using the U.S. Securities and Exchange Commission rule that allows companies to furnish their proxy materials over the Internet. As a result, we are mailing to many of our stockholders a notice instead of a paper copy of this Proxy Statement and our 2013 Form 10-K. The notice contains instructions on how to access those documents over the Internet. The notice also contains instructions on how stockholders who receive the notice can also request a paper copy of our proxy materials, including this Proxy Statement, our 2013 Form 10-K and a form of proxy card or voting instruction card. All stockholders who do not receive a notice will receive a paper copy of the proxy materials by mail. We believe that this process will conserve natural resources and reduce the costs of printing and distributing our proxy materials.

              It is important that your views be represented, whether or not you are able to attend the Annual Meeting. You may vote in person at the Annual Meeting, by proxy over the Internet or by telephone, or if you received a paper copy of the proxy materials by mail, you can also vote by mail by following the instructions on the proxy card or voting instruction card. Voting over the Internet, by telephone or by written proxy or voting instruction card will ensure your representation at the Annual Meeting regardless of whether you attend in person.

              We appreciate your investment in HMS Holdings Corp. and look forward to seeing you at the Annual Meeting.

Sincerely,

Eugene V. DeFelice
EVP, General Counsel & Corporate Secretary

April 30, 2014

2014 Proxy Summary

              This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider. You should read the entire proxy statement carefully before voting.

 Annual Meeting of Stockholders

Time and Date:	10:00 a.m. CDT, Thursday, June 19, 2014
Place:	Omni Mandalay Hotel at Las Colinas, located at 221 E. Las Colinas Blvd., Irving, TX 75039
Record Date:	April 22, 2014
Voting:	Stockholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the other proposals to be voted on.

Voting Matters

Proposal No.	Matter	Board Vote Recommendation	For More Detail, See
1	Election of Directors	For Each Director Nominee	page 51
2	Advisory Approval of Executive Compensation	For	pages 21 and 56
3	Ratification of KPMG LLP as Independent Registered Public Accounting Firm for 2014	For	page 57

Summary Information on Proposals

Proposal 1: Election of Directors

              We are asking our stockholders to elect Messrs. Callen, Holster, Lucia and Schwartz to the Board of Directors for a term expiring on the date of our 2016 Annual Meeting of Stockholders, or at such time as their successors have been duly elected and qualified.

              The following table provides summary information about each director nominee. Each director nominee attended at least 75% of the meetings of (a) the Board of Directors, and (b) the committees on which the director nominee served.

Name	Age	Director Since	Occupation	Committees	Independent
Craig R. Callen	58	2013	Senior Advisor at Crestview Partners	Compensation Nominating & Governance	X
Robert M. Holster	67	2005	Chairman of HMS Holdings Corp. Board of Directors	None	X
William C. Lucia	56	2009	President and Chief Executive Officer of HMS Holdings Corp.	None
Bart M. Schwartz	67	2010	Chairman and Chief Executive Officer of SolutionPoint International, LLC	Audit, Compliance Nominating & Governance	X

              Vote Required:    The affirmative vote of a majority of the votes cast at the 2014 Annual Meeting is required to elect each of the four nominees to the Board.

 Proposal 2: Advisory Approval of Executive Compensation

              We are asking our stockholders for advisory approval of the 2013 compensation for Messrs. Lucia and Hosp and Mses. Benko, Perrin and Wagner (collectively, our "Named Executive Officers") as described in more detail in the Executive Compensation section of this Proxy Statement.

Background

              At the 2013 Annual Meeting, approximately 99% of the votes cast on the say-on-pay proposal were in favor of our executive compensation program described in our 2013 Proxy Statement; as a result, the Compensation Committee did not change its approach as it made decisions for 2013.

              The objectives of our executive compensation program are to attract, develop, motivate and retain talented executives and to align their interests with those of our stockholders. Our executive compensation program is designed to provide a balance of total compensation opportunities that are competitive with similarly situated companies and reflective of our compensation philosophy of pay for performance.

Executive Compensation Elements

              The following table sets forth the key elements of our executive compensation program, their objectives and their relevant terms.

Objective	Form	Terms
Attract and retain-recognizing skill/experience/responsibilities	Base Salary	Increases must be approved by the Compensation Committee
Promoting and rewarding short-term performance	Annual short-term (cash) incentive compensation
Based on pre-established financial performance objectives, but may be increased or decreased by the Committee based on the attainment of goals relating to strategic objectives or to account for non-recurring items impacting the pre-established performance objectives.
Promoting and rewarding long-term performance	Long-term incentive awards: annual non-qualified stock option grants and periodic restricted stock unit awards	Equity awards that vest based on service and may include performance vesting requirements (e.g. earnings per share growth).

2013 Financial Performance

              For the full year 2013 we reported:

  •
  revenue of $491.8 million, a 3.8% increase over 2012 revenue of $473.7 million

  •
  net income of $40.0 million, a 20.8% decrease over 2012 net income of $50.5 million

  •
  fully diluted GAAP earnings per share (EPS) of $0.45, a 21.1% decrease over 2012 EPS and adjusted EPS of $0.75, a 12.8% decrease over 2012 adjusted EPS of $0.86

  •
  adjusted earnings before interest, taxes, depreciation and amortization (EBITDA) of $144.9 million, a 9.5% decrease over 2012 adjusted EBITDA of $160.2 million

  •
  our stock price decreased 12.4% for the one-year period ending December 31, 2013 and decreased 27.4% for the three-year period ended December 31, 2013

              A reconciliation of the non-GAAP measures cited above (adjusted EPS and adjusted EBITDA) to GAAP measures is set forth on Annex A of this Proxy Statement.

Compensation Committee: 2013 Decisions

              The Compensation Committee made the following decisions with respect to the compensation of our Named Executive Officers, Messrs. Lucia and Hosp and Mses. Benko, Perrin and Wagner, in consultation with the Compensation Committee's independent consultant, Frederic W. Cook & Co., Inc. (FWC):

  •
  During the first quarter of 2013, the Compensation Committee undertook, with the assistance of FWC, a competitive review of executive compensation. The review evaluated the three key components of our executive compensation program and based on this review, the Compensation Committee made the following determinations:

  •
  Base salaries for Mr. Hosp and Mses. Benko and Perrin were increased in 2013 from 2010 levels. However, the general structure of our short-term (cash) incentive program was not changed for 2013 and long-term incentive compensation for 2013 was granted using the same dollar value of each Named Executive Officer's 2012 stock option grant as a basis for determining the number of stock options granted (and in Ms. Wagner's case, at a slightly higher dollar value than the other Executive Vice Presidents).

  •
  On February 27, 2013, the Board approved a grant to Messrs. Lucia and Hosp and Mses. Perrin and Benko of an aggregate of $2.2 million in restricted stock units or an aggregate of 75,677 restricted stock units based on the closing price of our common stock on the date of grant. The restricted stock units vest in 25% increments, with the first 25% vesting on the second anniversary of the grant date and the remainder vesting ratably on the third, fourth and fifth anniversaries of the grant date.

  •
  In March 2013, we entered into a new employment agreement with Mr. Lucia on substantially the same terms as his prior agreement. The 2013 employment agreement again has a two year term and does not include (i) excise tax gross-ups as a result of termination following a change of control or (ii) provide benefits or material perquisites that are not provided to all employees. Mr. Lucia's employment agreement was amended in April 2013 to remove the provision that the Company pay severance upon his death.

  •
  In April 2013, Ms. Wagner joined the Company and we entered into our standard form employment agreement with her. In connection with commencing employment with us, Ms. Wagner received a $50,000 sign-on bonus and was granted 18,201 restricted stock units (fair value of $500,000 based on the closing price of our stock on the date of grant) which vest in four equal annual installments on each of the first four anniversaries of the grant date.

  •
  For 2013, the Company did not achieve its financial target, as a result, Messrs. Lucia and Hosp and Mses. Perrin and Wagner did not receive short-term (cash) incentive compensation for 2013 because their full cash bonus was based on the Company's achievement of this financial target. Ms. Benko's annual short-term (cash) incentive compensation target was based in part on the Company's performance and in part on HDI's performance and included an individual objective. HDI exceeded its financial objectives for 2013 and, as a result, Ms. Benko was the only Named Executive Officer to receive short-term (cash) incentive compensation for 2013.

  •
  In February 2014, Messrs. Lucia and Hosp and Mses. Benko and Perrin forfeited 50% of the stock options they were granted in October 2012 because the Company did not achieve the vesting criteria of meeting pre-defined earnings per share growth targets for the year ended December 31, 2013.

  •
  The Compensation Committee acknowledged that the Company did not meet its financial objectives for 2013 and confirmed the pay-for-performance link of the executive compensation program as a result of: (i) no 2013 short-term (cash) incentive compensation payments, except to the one Named Executive Officer that achieved her objectives for the year; (ii) forfeiture of all performance-based equity granted in 2012; and (iii) a significant deterioration of remaining outstanding equity values.

              Vote Required:    The affirmative vote of a majority of the votes cast at the 2014 Annual Meeting is required to approve, on an advisory basis, the compensation of our Named Executive Officers as reported in this Proxy Statement.

Proposal 3: Ratification of KPMG LLP as Independent Registered Public Accounting Firm for 2014

              We are asking our stockholders to ratify the selection of KPMG LLP as our independent registered public accounting firm for 2014. Set forth below is summary information with respect to KPMG's fees for services provided to us in 2013 and 2012.

Type of Fee	2013	2012
Audit Fees(1)	$873,667	$644,200
Tax Fees(2)	$60,594	236,945

Total Fees for Services Provided	$934,261	$881,145

(1)
Audit fees represent fees for professional services rendered for the audit of our consolidated financial statements, review of interim financial statements and services normally provided by the independent registered public accounting firm in connection with regulatory filings, including registration statements.

(2)
Represents fees for tax services, including tax compliance, tax advice and tax planning provided during the ordinary course of operations.

              Vote Required:    The affirmative vote of a majority of the votes cast at the 2014 Annual Meeting is required to ratify the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014.

Deadline for Stockholder Proposals

              For inclusion in our proxy statement relating to, and for consideration at, the 2015 Annual Meeting of Stockholders, proposals must be received by January 9, 2015.

              Proposals/director candidate nominations to be considered at the 2015 Annual Meeting must be received no earlier than February 19, 2015 and no later than March 23, 2015.

              Proposals should be addressed to: Eugene V. DeFelice, Corporate Secretary, HMS Holdings Corp., 5615 High Point Drive, Irving, Texas 75038. Any proposals submitted by stockholders must comply in all respects with (i) the rules and regulations of the SEC, (ii) the provisions of our Certificate of Incorporation, as amended and our By-laws and (iii) applicable Delaware law.

HMS•Holdings•Corp.

5615 High Point Drive
Irving, Texas 75038

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Time and Date:	10:00 a.m. CDT on Thursday, June 19, 2014
Place:	Omni Mandalay Hotel at Las Colinas, located at 221 E. Las Colinas Blvd., Irving, TX 75039
Items of Business:	(1)
To elect as directors the four nominees named in the attached Proxy Statement for a term expiring on the date of our 2016 Annual Meeting of Stockholders, or at such time as their successors have been duly elected and qualified.
(2) To approve, on an advisory basis, the 2013 compensation for the Company's named executive officers, as described in this Proxy Statement.
(3) To ratify the selection of KPMG LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2014.
(4) To consider such other business as may properly come before the 2014 Annual Meeting of Stockholders (the "2014 Annual Meeting").
Adjournments and Postponements:
Any action on the items of business described above may be considered at the 2014 Annual Meeting at the time and on the date specified above or at any time and date to which the 2014 Annual Meeting may be properly adjourned or postponed.
Record Date:	You are entitled to vote only if you were a stockholder of the Company as of the close of business on April 22, 2014 (the "Record Date").
Meeting Admission:
You are entitled to attend the 2014 Annual Meeting only if you were a stockholder of the Company as of the close of business on the Record Date or hold a valid proxy for the 2014 Annual Meeting. You should be prepared to present photo identification for admittance. If you are not a stockholder of record, but hold shares through a broker or nominee (i.e., in street name), you should provide proof of beneficial ownership as of the Record Date, such as your most recent account statement dated prior to April 22, 2014, a copy of the voting instruction card provided by your broker, trustee or nominee, or other similar evidence of ownership. If, upon request, you do not provide photo identification or comply with the other procedures outlined above, you will not be admitted to the 2014 Annual Meeting.
Directions to the meeting may be obtained by calling our office at 214.453.3000 or by sending an email to ir@hms.com.

Voting:	Your vote is very important. Whether or not you plan to attend the 2014 Annual Meeting, we encourage you to read the attached Proxy Statement and vote as soon as possible. You may vote your shares via a toll-free telephone number or over the Internet. If you received a paper copy of a proxy or voting instruction card by mail, you may submit your vote by completing, signing, dating and returning your proxy card or voting instruction card in the pre-addressed envelope provided, or by following the instructions on your proxy card or voting instruction card for voting over the Internet or by telephone. For specific instructions on how to vote, please refer to the "Questions and Answers" section beginning on page 1 of the Proxy Statement.

By the Order of the Board of Directors,

Eugene V. DeFelice EVP, General Counsel & Corporate Secretary
April 30, 2014

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 19, 2014:
This Notice of Annual Meeting and Proxy Statement and our 2013 Annual Report on Form 10-K are available on our website at www.hms.com

HMS HOLDINGS CORP.

PROXY STATEMENT FOR THE
ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 19, 2014

QUESTIONS AND ANSWERS

PROXY MATERIALS

Q:          Why am I receiving these materials?

A:          The Board of Directors, or the Board, of HMS Holdings Corp., a Delaware corporation (which may be referred to in this Proxy Statement as "we," "us," "our," the "Company," or "HMS"), has made these proxy materials available to you over the Internet or has delivered paper copies of these materials to you in connection with our 2014 Annual Meeting of Stockholders, or the 2014 Annual Meeting, to be held at 10:00 a.m. CDT on Thursday, June 19, 2014 at the Omni Mandalay Hotel at Las Colinas, located at 221 E. Las Colinas Blvd., Irving, TX 75039, and at which certain matters will be voted on. When we ask for your proxy with respect to these items of business, we must provide you with a Proxy Statement that contains certain information specified by law.

              As a stockholder, you are invited to attend the 2014 Annual Meeting and are entitled and requested to vote on the items of business described in this Proxy Statement.

              This Proxy Statement and the notice about the Internet availability of our proxy materials, as applicable, are being mailed on or about May 9, 2014 to stockholders entitled to vote at the 2014 Annual Meeting.

Q:          What information is contained in this Proxy Statement?

A:          This Proxy Statement contains information relating to the proposals to be voted on at the 2014 Annual Meeting, the voting process, our Board and Board committees, the compensation of our directors and executive officers, beneficial ownership of the Company, and certain other required information.

Q:          Why did I receive a notice in the mail regarding the Internet availability of the proxy materials instead of a paper copy of the proxy materials?

A:          We are pleased to be again using the U.S. Securities and Exchange Commission, or the SEC, rule that allows companies to furnish their proxy materials over the Internet. We are mailing to many of our stockholders a notice about the Internet availability of the proxy materials instead of a paper copy of the proxy materials. All stockholders receiving the notice will have the ability to access the proxy materials over the Internet and to request to receive a paper copy of the proxy materials by mail. Instructions on how to access the proxy materials over the Internet, how to request a paper copy of the materials or how to opt to receive future proxy materials in printed form by mail are provided in the notice.

Q:          How can I access the proxy materials over the Internet?

A:          This Proxy Statement and our 2013 Annual Report on Form 10-K are available at www.proxyvote.com, which does not have "cookies" that identify visitors to the site.

              Your notice about the Internet availability of the proxy materials, proxy card or voting instruction card will contain instructions on how to view our proxy materials on the Internet.

Q:          What should I do if I receive more than one notice about the Internet availability of the proxy materials or more than one paper copy of the proxy materials?

A:          You may receive more than one notice, paper copy of the proxy materials, proxy card or voting instruction card. For example, if you hold your shares in more than one brokerage account, you may receive a separate notice or a separate voting instruction card for each brokerage account in which you hold shares, or, if you are a stockholder of record and your shares are registered in more than one name, you may receive more than one notice or more than one proxy card.

              To vote all of your shares by proxy, you must vote the shares represented by each notice that you receive, unless you have requested and received a proxy card or voting instruction card for the shares represented by one or more of those notices, in which case, you must complete, sign, date and return each proxy card and voting instruction card that you receive or follow the directions to vote these shares over the Internet or by telephone.

Q:          How may I obtain a paper copy of the proxy material or a copy of HMS's 2013 Form 10-K and other financial information?

A:          Instructions about how to obtain a paper copy of the proxy materials is provided on the notice of Internet availability. Stockholders may request a free copy of our 2013 Form 10-K by contacting us at the address/phone number listed in the answer to the next question. We also will furnish any exhibits to the 2013 Form 10-K if specifically requested. Alternatively, stockholders can access the 2013 Form 10-K and other financial information under the Investor Relations tab on our website at www.hms.com.

Q:          I share an address with another stockholder, and we received only one notice of Internet availability of the proxy statement or only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

A:          If you share an address with another stockholder, you may receive only one notice of Internet availability of the proxy statement or only one set of proxy materials, unless you have provided contrary instructions.

              If you wish to receive a separate set of proxy materials now, please request the additional copy by contacting our transfer agent, Broadridge Corporate Issuer Solutions, Inc. ("Broadridge") at 1.800.542.1061. Alternatively, you can write to Broadridge at:

51 Mercedes Way
Edgewood, New York 11717
Attention: Householding Department

              All stockholders may also write to us at the address below to request a separate copy of these materials:

HMS Holdings Corp.
Attn: Investor Relations
5615 High Point Drive
Irving, Texas 75038
Email: ir@hms.com
Telephone: 214.453.3000

ANNUAL MEETING INFORMATION

Q:          How can I attend the 2014 Annual Meeting?

A:          You are entitled to attend the 2014 Annual Meeting only if you were a stockholder of record of our common stock as of the close of business on, April 22, 2014, the Record Date or you hold a valid proxy for the 2014 Annual Meeting. You should be prepared to present photo identification for admittance. A list of stockholders eligible to vote at the 2014 Annual Meeting will be available for inspection at the 2014 Annual Meeting and for a period of ten days prior to the meeting, during regular business hours, at our principal executive office, which is located at 5615 High Point Drive, Irving, Texas 75038.

              If you are not a stockholder of record, but hold shares through a broker or nominee (i.e., in street name), you should provide proof of beneficial ownership as of the Record Date, such as your most recent account statement dated prior to April 22, 2014 a copy of the voting instruction card provided by your broker, trustee or nominee, or other similar evidence of ownership. If, upon request, you do not provide photo identification or comply with the other procedures outlined above, you will not be admitted to the 2014 Annual Meeting.

              The 2014 Annual Meeting will begin promptly at 10:00 a.m. CDT. Check-in will begin at 9:30 a.m. CDT and you should allow time for the check-in procedures.

Q:          How many shares must be present or represented to conduct business at the 2014 Annual Meeting?

A:          Holders of a majority of our shares common stock entitled to vote must be present in person or represented by proxy at the 2014 Annual Meeting in order to hold the meeting and conduct business. This is called a quorum. You are part of the quorum if you have voted by proxy. Both abstentions and broker non-votes are counted for the purpose of determining the presence of a quorum. Broker non-votes are shares held in "street name" by brokers who are present in person or represented by proxy at a meeting, but who have not received a voting instruction on a particular item or matter on behalf of the customers who actually own our shares and the item or matter is not within the broker's discretionary authority to vote. See "What if I am a beneficial stockholder and I do not give the nominee voting instructions?" on page 6 for more information.

Q:          What if a quorum is not present at the 2014 Annual Meeting?

A:          If a quorum is not present in person or represented by proxy at the 2014 Annual Meeting, the stockholders present or represented at the meeting and entitled to vote, although less than a quorum, or if no stockholder is present, any officer entitled to preside or to act as secretary of such meeting, may adjourn the 2014 Annual Meeting until a quorum is present or represented. The time and place of the adjourned meeting will be announced at the time the adjournment is taken and no other notice will be given, unless the adjournment is for more than 30 days from the date of the original meeting or a new record date is set for the adjourned meeting, in which case, a notice of the adjourned meeting shall be given to each stockholder entitled to vote at the meeting.

VOTING INFORMATION

Q:          What are the voting rights of the Company's holders of common stock?

A:          Each outstanding share of the Company's common stock on the Record Date will be entitled to one vote on each matter considered at the meeting.

Q:          Who is entitled to vote at the 2014 Annual Meeting?

A:          Only stockholders of record at the close of business on April 22, 2014, are entitled to vote at the 2014 Annual Meeting. We refer to this date as our Record Date.

              You may vote all shares of HMS's common stock owned by you as of the Record Date, including (i) shares that are held directly in your name as the stockholder of record, and (ii) shares held for you as the beneficial owner through a broker, trustee or other nominee, such as a bank.

              On the Record Date, we had 87,666,862 shares of common stock issued and outstanding.

Q:          What items of business will be voted on at the 2014 Annual Meeting?

A:          The items of business scheduled to be voted on at the 2014 Annual Meeting are:

    (1)
    To elect as directors the four nominees named in this Proxy Statement for a term expiring on the date of our 2016 Annual Meeting of Stockholders, or at such time as their successors have been duly elected and qualified.

    (2)
    To approve, on an advisory basis, the 2013 compensation for the Company's named executive officers.

    (3)
    To ratify the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014.

We will also consider other business that properly comes before the 2014 Annual Meeting.

Q:          How does the Board recommend that I vote?

A:          Our Board recommends that you vote your shares, "FOR" the nominees to the Board named in Proposal One; "FOR" the advisory approval of the Company's 2013 executive compensation; and, "FOR" the ratification of the selection of KPMG LLP as our independent registered public accounting firm for the 2014 Fiscal Year.

Q:          Assuming there is a proper quorum of shares represented at the meeting, how many shares are required to approve the proposals being voted on in this Proxy Statement?

A:          The table below reflects the vote required in accordance with the laws of the State of Delaware, our Certificate of Incorporation, and our By-laws, as applicable.

Proposal Number	Matter	Vote required	Is broker discretionary voting allowed
One	Elect Directors	Majority of votes cast	No
Two	Advisory Approval of Executive Compensation*	Majority of votes cast	No
Three	Ratify the selection of KPMG LLP	Majority of votes cast	Yes

*Advisory and non-binding. Please see Proposal Two on page 56 for more information regarding the effect of your vote.

              With respect to Proposal One, our By-laws provide that a nominee will be elected as a Director if he or she receives a majority of the votes cast at the Annual Meeting. A majority of the votes cast means that the number of shares voted "for" a nominee's election exceeds the number of votes cast "against" that nominee's election (with "abstentions" and "broker non-votes" not counted as a vote either "for" or "against" that director's election).

              Our By-laws provide that approval of each of the other proposals shall be decided by the majority vote of the votes cast by the holders of all of the shares of stock present or represented at the Annual Meeting and voting affirmatively or negatively on such matter. Neither abstentions nor broker non-votes will have an effect on the outcome of such matters because approval is based solely on the number of votes cast affirmatively or negatively.

Q:          What if a Director nominee does not receive a majority of the votes cast?

A:          If an incumbent Director who has been nominated for re-election fails to receive a majority of the votes cast in an uncontested election "for" his/her re-election, Delaware law provides that the Director continues to serve as a Director in a hold-over capacity. The Company has adopted a Board Resignation Policy that requires each incumbent nominee to submit an irrevocable contingent resignation letter that will be effective upon (i) his/her failure to receive the required vote at the next annual meeting at which he/she faces re-election and (ii) Board acceptance of such resignation. Therefore, if a nominee fails to receive the required vote for re-election, our Nominating & Governance Committee will act on an expedited basis to determine whether to accept the Director's resignation and will submit such recommendation for prompt consideration by the Board of Directors. The Board of Directors expects the Director whose resignation is under consideration to abstain from participating in any decision regarding that resignation. The Nominating & Governance Committee and the Board of Directors may consider any factors they deem relevant in deciding whether to accept a director's resignation. The Board of Directors will publicly disclose its decision and rationale within a reasonable time period following certification of the election results. If a Director's resignation is accepted by the Board of Directors, the Board may fill the vacancy or decrease the size of the Board.

Q:          What if I sign and return my proxy without making any decisions?

A:          If you sign and return your proxy without making any selections, your shares will be voted "FOR" Proposals Two and Three and "FOR" the four nominees to the Board. If other matters properly come before the Annual Meeting, William C. Lucia, our President and Chief Executive Officer, and Eugene V. DeFelice, our EVP, General Counsel and Corporate Secretary, the persons named as proxy holders, will have the authority to vote on those matters for you at their discretion. As of the date of this Proxy Statement, we are not aware of any matters that will come before the Annual Meeting other than those disclosed in this Proxy Statement.

Q:          What if I am a beneficial stockholder and I do not give the nominee voting instructions?

A:          If you are a beneficial stockholder and your shares are held in the name of a broker, the broker is bound by the rules of the New York Stock Exchange (NYSE) regarding whether or not it can exercise discretionary voting power for any particular proposal if the broker has not received voting instructions from you. Brokers have the authority to vote shares for which their customers do not provide voting instructions on certain "routine" matters. If the broker does not vote on a particular proposal because that broker does not have discretionary voting power, this is referred to as a "broker non-vote." Broker non-votes will be considered as present for purposes of determining a quorum.

              The election of directors (Proposal One) and the advisory approval of the Company's 2013 executive compensation (Proposal Two) are considered "non-routine" matters under the applicable rules of the NYSE, so your broker cannot vote on these matters without your voting instructions. Your broker is permitted to vote your shares on the ratification of the selection of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2014 (Proposal Three), even if your broker does not receive voting instructions from you, because this matter is considered "routine" under the applicable rules of the NYSE.

Q:          What happens if a nominee is unable to stand for election?

A:          If a nominee is unable to stand for election, the Board may either reduce the number of directors to be elected or designate a substitute nominee. If a substitute nominee is selected, the proxy holders, Messrs. Lucia and DeFelice, intend to vote your shares for the substitute nominee.

Q:          What happens if additional matters are presented at the 2014 Annual Meeting?

A:          Other than the three items of business described in this Proxy Statement, we are not aware of any other business to be acted upon at the 2014 Annual Meeting. If you grant a proxy, the persons named as proxy holders, Messrs. Lucia and DeFelice, will have the discretion to vote your shares on any additional matters properly presented for a vote at the 2014 Annual Meeting.

Q:          What is the difference between holding shares as a stockholder of record and holding shares as a beneficial owner?

A:          Most of our stockholders hold their shares through a broker or other nominee rather than directly in their own name. We have summarized below some of the distinctions between being a stockholder of record and being a beneficial owner.

    Stockholder of Record

    If your shares are registered directly in your name, or as a joint holder, with our transfer agent, Broadridge, you are considered, with respect to those shares, the stockholder of record. As a stockholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the 2014 Annual Meeting.

    Beneficial Owner

    If your shares are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in street name. As a beneficial owner, you have the right to direct your broker, trustee or nominee how to vote and are also invited to attend the 2014 Annual Meeting.

    Since a beneficial owner is not the stockholder of record, you may not vote these shares in person at the meeting unless you obtain a "legal proxy" from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the 2014 Annual Meeting. Your broker, trustee or nominee has provided voting instructions for you to use in directing the broker, trustee or nominee how to vote your shares.

Q:          How can I vote?

A:          Whether you hold shares directly as a stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the 2014 Annual Meeting.

    By Internet: Go to www.proxyvote.com and follow the instructions there. You will need the 12 digit number included on your proxy card, voter instruction card or notice.

    By telephone: Dial the phone number on your proxy card or notice. You will need the 12 digit number included on your proxy card, voter instruction card or notice. Telephone voting for stockholders of record is available 24 hours a day. Votes submitted by telephone must be received by 11:59 p.m. EDT on June 18, 2014.

    If your shares are held in street name in an account at a bank or brokerage firm that participates in a program that offers telephone voting options, upon your request, they will provide you with a voting instruction form that includes instructions on how to vote your shares by telephone.

    By mail: If you received a paper copy of a proxy card or voting instruction card, you may submit your proxy by completing, signing and dating the proxy card or voting instruction card and mailing it in the accompanying pre-addressed envelope.

    In person: Shares held in your name as the stockholder of record may be voted in person at the 2014 Annual Meeting. Shares held beneficially in street name may be voted in person only if you obtain a legal proxy from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares. Even if you plan to attend the 2014 Annual Meeting, we recommend that you use one of the methods described above to submit your proxy so that your vote will be counted if you later decide not to attend the 2014 Annual Meeting.

    Participants in the HMS Holdings Corp. 401(k) Plan:

    In order to have Fidelity Investments vote your shares as you direct, you must timely furnish your voting instructions over the Internet or by telephone by 12:01 a.m. EDT on June 18, 2014, or otherwise ensure that your proxy card is signed, returned and received by such time and date. If instructions are not timely received over the Internet or by telephone, or if your signed proxy card is not returned and received by such time and date, your shares will be voted in accordance with the terms of the HMS Holdings 401(k) Plan.

Q:          Is my vote confidential?

A:          Proxy cards, ballots and voting instructions and tabulations that identify individual stockholders will be tabulated by Broadridge and will be handled in a manner that protects your voting privacy.

Q:          How are my votes cast when I submit my proxy over the Internet, by telephone or by mail?

A:          When you submit your proxy over the Internet, by telephone or by signing and returning the proxy card, you appoint Messrs. Lucia and DeFelice as your representatives at the 2014 Annual Meeting. Messrs. Lucia and DeFelice will vote your shares at the 2014 Annual Meeting as you have instructed. They are also entitled to appoint a substitute to act on their behalf.

Q:          May I change my vote?

A:          Yes. You may change your vote at any time prior to the vote at the 2014 Annual Meeting. If you are the stockholder of record, you may change your vote by granting a new proxy bearing a later date (which automatically revokes the earlier proxy), by providing a written notice of revocation to our Corporate Secretary prior to your shares being voted, or by attending the 2014 Annual Meeting and voting in person. For your written notice of revocation to be effective, it must be received by our Corporate Secretary at our principal executive office no later than June 18, 2014. Attendance at the 2014 Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically so request or if you cast a new vote. For shares you hold beneficially in street name, you may change your vote by submitting new voting instructions to your broker, trustee or nominee, or, if you have obtained a legal proxy from your broker, trustee or nominee giving you the right to vote your shares, by attending the 2014 Annual Meeting and voting in person. If you are a stockholder of record or if your shares are held in street name and your bank or brokerage firm offers telephone and Internet voting options, you may also change your vote at any time prior to 11:59 p.m. EDT on June 18, 2014 by voting over the Internet or by telephone. If you change your vote, your latest telephone or Internet proxy is counted.

Q:          Who will serve as inspector of elections?

A:          Broadridge will tabulate votes and a representative of Broadridge will act as inspector of elections.

Q:          Who will bear the cost of soliciting votes for the 2014 Annual Meeting?

A:          HMS is making this solicitation and will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by our directors, officers and employees. These individuals will not receive any additional compensation for such solicitation activities. Upon request, we will reimburse brokerage houses and other custodians, nominees and fiduciaries for forwarding proxy materials to stockholders.

Q:          Where can I find the voting results of the 2014 Annual Meeting?

A:          We intend to announce preliminary voting results at the 2014 Annual Meeting and publish final results on a Form 8-K within four business days of the 2014 Annual Meeting.

Q:          What if I have questions for HMS's transfer agent?

A:          Broadridge Corporate Issuer Solutions serves as our transfer agent. Broadridge can be reached as follows:

              HMS Holdings Corp.
c/o Broadridge Corporate Issuer Solutions
P.O. Box 1342
Brentwood, NY 11717
Telephone Inquiries 855.418.5059 or TTY for hearing impaired: 855.627.5080
Foreign Stockholders: 877.830.4936
Website: http://www.broadridge.com
shareholder@broadridge.com

STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

Q:          What is the deadline for submitting proposals for inclusion in HMS's proxy statement for the 2015 Annual Meeting of Stockholders?

A:          Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, stockholders may present proper proposals for inclusion in our proxy statement relating to, and for consideration at, the 2015 Annual Meeting of Stockholders, or the 2015 Annual Meeting, by submitting their proposals to us in a timely manner. Such proposals will be so included if they are received in writing at our principal executive office no later than January 9, 2015 and if they otherwise comply with the requirements of Rule 14a-8. Proposals should be addressed to: Eugene V. DeFelice, Corporate Secretary, HMS Holdings Corp., 5615 High Point Drive, Irving, Texas 75038.

              With regard to any proposal by a stockholder not seeking to have such proposal included in the Proxy Statement, but seeking to have such proposal considered at the 2015 Annual Meeting or seeking to nominate a candidate for Director at the 2015 Annual Meeting, in order for such proposal/nomination to be considered timely it must be received in writing by the Corporate Secretary at our principal executive office between February 19, 2015 and March 23, 2015. If a stockholder fails to timely notify us of such proposal, then the persons appointed as proxies may exercise their discretionary voting authority in determining whether the proposal will be considered at the 2015 Annual Meeting notwithstanding that stockholders have not been advised of the proposal in the Proxy Statement for the 2015 Annual Meeting. Any proposals submitted by stockholders must comply in all respects with (i) the rules and regulations of the SEC, (ii) the provisions of our Certificate of Incorporation and our By-laws and (iii) applicable Delaware law.

Q:          How may I obtain a copy of HMS Holdings' By-law provisions regarding stockholder proposals and director nominations?

A:          You may contact the Corporate Secretary at our principal office for a copy of the relevant By-law provisions regarding the requirements for making stockholder proposals and nominating director candidates. Our By-laws are also available on our website under the "Investor Relations"/"Corporate Governance" tabs or at http://investor.hms.com/governance.cfm.

FURTHER QUESTIONS

Q:          Who can help answer my questions?

A:          If you have any questions about the 2014 Annual Meeting, you should contact our Corporate Secretary, Eugene V. DeFelice at 214.453.3000.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Board of Directors

              Our business affairs are managed under the direction of the Board of Directors in accordance with the General Corporation Law of the State of Delaware, our Certificate of Incorporation and our By-laws. Our Board of Directors currently consists of nine members.

Robert M. Holster	Ellen A. Rudnick
Craig R. Callen	Bart M. Schwartz
William C. Lucia	Richard H. Stowe
Daniel N. Mendelson	Cora M. Tellez
William F. Miller III

Board Determination of Independence

              Under Rule 5605(a)(2) of the NASDAQ Stock Market, Inc. Marketplace Rules (the "NASDAQ Marketplace Rules"), a director will only qualify as an "independent director" if, in the opinion of our Board of Directors, that person does not have a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

              Based on its review of the applicable independence standards and answers to annual questionnaires completed by the directors, our Board of Directors has determined that each of Mses. Rudnick and Tellez and Messrs. Callen, Holster, Mendelson, Miller, Schwartz and Stowe is an "independent director" as defined under the NASDAQ Marketplace Rules.

              The Board of Directors has the following standing committees: Audit Committee, Compensation Committee, Compliance Committee and Nominating & Governance Committee, each of which is composed entirely of independent directors, as defined under the NASDAQ Marketplace Rules.

Meetings of the Board of Directors

              The Board of Directors held six meetings during 2013. Our non-management Directors meet in executive session without any member of management present after each regularly scheduled quarterly Board meeting (and following other meetings if necessary).

              Each incumbent director attended at least 75% of the aggregate of the total number of meetings of (a) the Board of Directors, and (b) the committees on which the director served.

              We do not have a policy with regard to directors' attendance at annual meetings. Mr. Lucia attended our 2013 Annual Meeting.

Board Committees

              The Board of Directors has the following standing committees: Audit Committee, Compliance Committee, Nominating & Governance Committee and Compensation Committee, each of which operates pursuant to a separate charter that has been approved by the Board of Directors. A current copy of each charter is available on our website at www.hms.com, under the "Investor Relations"/ "Corporate Governance" tabs or at http://investor.hms.com/governance.cfm. Each committee reviews the appropriateness of its charter on an annual or periodic basis, as required by its charter.

              By the terms of their respective charters, each of the Audit, Compensation and Nominating & Governance Committees is authorized, without further action by the Board, to engage such independent advisors as it deems necessary or appropriate to carry out its responsibilities.

              The Board of Directors makes committee and committee chair assignments annually at its meeting following the annual meeting of stockholders, although further changes to committee assignments are made from time to time as deemed appropriate by the Board of Directors.

              The composition and primary responsibilities of each committee are summarized below.

Independent Director	Committee
	Audit	Compensation	Compliance	Nominating & Governance
Craig R. Callen		✓		✓
Daniel N. Mendelson		✓	✓	✓
Ellen A. Rudnick	✓*		✓	✓
Bart M. Schwartz	✓		✓*	✓
Richard H. Stowe		✓*		✓*
Cora M. Tellez	✓			✓

*Committee Chair

              Audit Committee. We have a separately-designated standing Audit Committee which consists of Ms. Rudnick (Chair), Mr. Schwartz and Ms. Tellez. The Board of Directors has determined that each member of the Audit Committee is an independent director, as defined in the NASDAQ Marketplace Rules and the independence requirements contemplated by Rule 10A-3 under the Exchange Act and meets NASDAQ's financial knowledge and sophistication requirements. In addition, the Board has determined that Ms. Tellez qualifies as an "audit committee financial expert," as such term is defined in Item 407(d)(5)(ii) of Regulation S-K.

              As more fully described in its Charter, the Audit Committee's primary function is to assist the Board's oversight of our independent registered public accounting firm, KPMG LLP, and of our accounting and financial processes. Among other things, the Audit Committee reviews (i) our audited financial statements and our quarterly financial results, including our systems of internal controls, disclosure controls and procedures, (ii) KPMG's qualifications and independence, and (iii) KPMG's performance. The responsibilities of the Audit Committee include appointing the independent registered public accounting firm to conduct the annual audit of our accounts, reviewing the scope and results of the independent audits, approving all professional services that they will be providing to us and approving all related compensation to be paid to them for such services. The Audit Committee held seven meetings in 2013.

              Additional information regarding the Audit Committee and its functions and responsibilities is included in this Proxy Statement under the captions "Audit Committee Report" and "Proposal Three - Ratification of the Selection of Independent Registered Public Accounting Firm."

              Compliance Committee. The Compliance Committee consists of Mr. Schwartz (Chair), Mr. Mendelson (from April 2013) and Ms. Rudnick. The Board has determined that each member of the Compliance Committee is an independent director, as defined in the NASDAQ Marketplace Rules.

              As more fully described in its Charter, the Compliance Committee's primary function is to oversee the operation of the Company's Corporate Compliance Program which relates to our adherence to healthcare-related laws, regulations, and guidance. The Compliance Committee held four meetings in 2013.

              Nominating & Governance Committee. The Nominating & Governance Committee consists of Messrs. Stowe (Chair), Callen (as of February 2014), Mendelson (from April 2013) and Schwartz and Mses. Rudnick and Tellez. The Board has determined that each member of the Nominating & Governance Committee is an independent director, as defined in the NASDAQ Marketplace Rules.

              As more fully described in its Charter, the Nominating & Governance Committee's primary responsibilities are: (i) to identify individuals qualified to join the Board of Directors, and to recommend director nominees for election at the annual meeting of stockholders; (ii) to lead the Board of Directors in periodic performance reviews; and (iii) to recommend nominees for each committee to the Board of Directors. The processes and procedures followed by the Nominating & Governance Committee in identifying and evaluating director candidates are described below under the heading "Director Nomination Process." The Nominating & Governance Committee held four meetings in 2013.

              Compensation Committee. The Compensation Committee consists of Messrs. Stowe (Chair), Callen (as of February 2014) and Mendelson (from February 2013). The Board has determined that each member of the Compensation Committee is an independent director, as defined in the NASDAQ Marketplace Rules. Messrs. Stowe, Callen and Mendelson are also "outside directors" within the meaning of Section 162(m) of the Internal Revenue Code (the "Code").

              As more fully described in its Charter, the Compensation Committee's primary function is to oversee compensation programs that enable the Company to attract, develop, motivate, and retain talented executives to lead our business. Specific responsibilities within this overall mission include (i) annually reviewing and approving corporate goals and objectives relevant to the compensation of our Chief Executive Officer, evaluating our Chief Executive Officer's performance in light of these goals and objectives and approving or recommending to the Board of Directors for approval, the Chief Executive Officer's overall compensation levels based on this evaluation; (ii) reviewing and approving the annual compensation of our senior executives; (iii) reviewing and approving all other incentive awards and opportunities, employment agreements, severance and other agreements as they affect our Chief Executive Officer and senior executives; (iv) reviewing compensation for non-employee directors and making recommendations to the Board; and (v) administering our equity-based plans. The Compensation Committee held seven meetings in 2013.

              The Compensation Committee determines and approves total executive remuneration based on its review and evaluation of proposals and recommendations presented by the Company's senior management. To establish total compensation levels, the Compensation Committee reviews data collected by the Company and by an independent compensation consulting firm retained by the Committee. The Company's philosophy is that executive compensation should be closely aligned with the performance of the Company. Annual performance goals, for the Company as a whole and for each executive, are proposed by management and approved by the Board of Directors. Annual corporate goals target the achievement of specific strategic, operational and/or financial performance milestones. Annual individual goals focus on contributions that facilitate the achievement of the corporate goals.

              Under the terms of its Charter, the Compensation Committee has the authority to retain compensation consultants, legal counsel and other outside advisors. The Compensation Committee has retained Frederic W. Cook & Co., Inc., or FWC, to assist it with various compensation-related matters, including the design and development of the 2013 executive compensation program. FWC provides services only to, and at the discretion of, the Compensation Committee and did not provide additional services to the Company in 2013. Representatives of FWC attended meetings of the Compensation Committee in 2013 to advise the Committee. Additional information regarding the Compensation Committee's processes and procedures relating to the consideration and determination of executive compensation and the role played by FWC in this process is included in the section titled "Compensation Discussion and Analysis."

              The Committee periodically conducts a review of the Company's director compensation program. The last comprehensive review took place in September 2012. The Compensation Committee retained FWC to review and evaluate the Company's director compensation program and to provide recommendations based on peer group analyses and national survey data. Based on this review, the Board made several changes to its director compensation program in 2012.

              The Compensation Committee periodically delegates to our President and Chief Executive Officer the authority to grant equity awards in the form of options and restricted stock units to employees of the Company, other than executive officers. When it does so, the Compensation Committee also establishes narrowly defined parameters regarding the terms and conditions of grants under the delegated authority, including the eligible employee groups, the maximum number of shares subject to the delegation, the determination of the exercise price and other terms and conditions of the awards.

              Additional information regarding compensation of executive officers is provided in the section titled "Compensation Discussion and Analysis."

Compensation Committee Interlocks and Insider Participation

              During 2013, the members of our Compensation Committee were Richard H. Stowe, Daniel N. Mendelson (from February 2013) and James T. Kelly (from December 2002 to March 2013). Craig R. Callen joined the Compensation Committee in February 2014. None of Messrs. Callen, Stowe, Mendelson or Kelly has ever been an officer or employee of the Company. None of the current or prior members of the Compensation Committee had a related person transaction involving the Company during the year ended December 31, 2013. During 2013, none of our executive officers (i) served as a member of the Board of Directors or Compensation Committee (or equivalent entity) of any other entity that had one or more of its executive officers serving as a member of our Compensation Committee or (ii) served as a member of the Compensation Committee (or equivalent entity) of any other entity that had one or more of its executive officers serving as a member of our Board of Directors.

Board Leadership Structure

              The structure of our Board of Directors provides strong oversight by the independent directors. The Board of Directors convenes quarterly and eight of our nine directors meet NASDAQ's independence standards. Each of the standing committees of our Board of Directors is chaired by an independent director and is comprised entirely of independent directors. Following each regularly scheduled quarterly Board meeting (and following other meetings if necessary), our non-employee Board members meet in an executive session to review key decisions, discuss their observations and shape future Board agendas, all in a manner that is independent of management and where necessary, critical of management. The executive session is often led by our Chairman, Robert M. Holster. We believe that this structure creates an environment for increased engagement of the Board as a whole and that the independent majority of our directors provides an effective and independent oversight of management.

              Robert M. Holster, our Chairman, has served as a member of our Board since 2006, as Non-Executive Chairman from March 2009 to December 2010, and as Chairman and Chief Executive Officer from April 2006 to March 2009. Mr. Holster served as a member of HMS's management team and our predecessor, Health Management Systems, Inc.'s management team for an aggregate of over 20 years. Since 2001, Mr. Holster has held senior executive level positions with us, including serving as our Chief Executive Officer from 2005 to 2009 and as our President and Chief Operating Officer from 2001 to 2005. In March 2009, Mr. Holster stepped down as our Chief Executive Officer, but remained an employee of the Company through December 2010. Given his extensive history with the Company, Mr. Holster brings an unmatched depth of industry and Company-specific experience to his role as our Chairman.

              Mr. Holster works closely with our President and Chief Executive Officer, William C. Lucia, providing guidance on matters such as the Company's risk profile, long-term strategy and potential growth opportunities. Through his role as Chairman, Mr. Holster is able to draw on the Board's input to establish a Board agenda that, based on his full understanding of the Company and its business, focuses on the Company's challenges, and ensures that the Board is presented with the necessary information required to fulfill its responsibilities. In addition, given his experience on both sides of a Board meeting, Mr. Holster is also able to advise our President and Chief Executive Officer as to the quality, quantity and timeliness of the flow of information from management, thereby ensuring productive and effective Board meetings. For example, immediately following each executive session, Mr. Holster discusses with Mr. Lucia the non-employee directors' assessments of the meeting, any desired agenda items for future meeting and any issues raised in the executive session.

              Given the complexity of our business and the rapidly changing healthcare environment in which we operate, this balance of leadership between a Chairman with significant institutional knowledge and our President and Chief Executive Officer creates an opportunity for the Board to provide meaningful guidance to our management team and enables our management team to direct its focus and resources toward growing the Company and expanding the breadth of its business. In addition, we believe that this leadership structure is strengthened by a Board with a majority of independent directors that work together and in tandem through their various functional areas of expertise to ensure proper oversight of the Company.

Director Nomination Process

              The Board of Directors is responsible for recommending director candidates for election by the stockholders and for electing directors to fill vacancies or newly created directorships. The Board of Directors has delegated the screening and evaluation process of director candidates to the Nominating & Governance Committee, which identifies, evaluates and recruits highly qualified director candidates and recommends them to the Board of Directors.

              Stockholder Recommendations of Director Candidates. The Nominating & Governance Committee will consider director candidates suggested by our stockholders, provided that the recommendations are made in accordance with the procedures described in this Proxy Statement in the Q&A Section under the heading "Stockholder Proposals and Director Nominations." Assuming that appropriate biographical and background material has been provided on a timely basis, the Nominating & Governance Committee will evaluate stockholder-recommended candidates by following substantially the same process and applying substantially the same criteria as it follows for candidates submitted by others.

              Criteria for Nomination to the Board. The Nominating & Governance Committee does not have a formal policy for evaluating director candidates, including with respect to considering diversity, but rather believes that each nominee, regardless of the source of the nomination, should be evaluated based on his or her individual merits, taking into account the needs and composition of the Board of Directors at the time. In evaluating prospective candidates, the Nominating & Governance Committee will consider the composition of the Board of Directors as a whole (including diversity of skills, background and experience), the characteristics of each candidate (including independence, diversity, age, skills and experience), and the performance and continued tenure of incumbent directors. The Nominating & Governance Committee has not established specific minimum qualifications for a candidate to be recommended for nomination to the Board of Directors.

              Process for Identifying and Evaluating Nominees. The members of the Nominating & Governance Committee initiate the process for identifying and evaluating nominees to the Board of Directors by identifying a slate of candidates who have the specific qualities or skills being sought, as determined based on input from all members of the Board of Directors. The list of qualities and skills being sought is developed taking into account factors that may include: the current composition of the Board; the range of talents, experiences and skills that would best complement those already represented on the Board; the balance of management and independent directors; and the need for financial or other specialized expertise. In the past, the Committee has identified director nominees from various sources, including officers, directors and through professional search consultants.

              The Nominating & Governance Committee members evaluate these candidates by reviewing their biographical information and qualifications and checking the candidates' references. Qualified nominees are initially interviewed by the Company's President and Chief Executive Officer and at least one member of the Nominating & Governance Committee. Appropriate candidates meet with a majority of the Nominating & Governance Committee, as well as with other members of the Board as appropriate, and based on the feedback received from such interviews and the information obtained from the search firm or from references, the members of the Nominating & Governance Committee evaluate which of the prospective candidates is qualified to serve as a director and whether they should recommend to the Board of Directors that it nominate or elect to fill a vacancy/newly created directorship with these final prospective candidates.

              Candidates recommended by the Nominating & Governance Committee are presented to the Board of Directors for selection as nominees to be presented for the approval of the stockholders or for election to fill a vacancy. The full Board makes the final determination whether to nominate or appoint a candidate after considering the Nominating & Governance Committee's report.

Stockholder Communication with the Board of Directors

              Stockholders may communicate with the Board of Directors by sending a letter to HMS Holdings Corp. Board of Directors, c/o Corporate Secretary, 5615 High Point Drive, Irving, Texas 75038. The Corporate Secretary will receive and review all correspondence and forward it to the Chairman of the Board, the Chairman of the Audit Committee or to any individual director or directors to whom the communication is directed, as appropriate. Notwithstanding the above, the Corporate Secretary has the authority to discard or disregard any communication that is unduly hostile, threatening, illegal or otherwise inappropriate, or to take any other appropriate actions with respect to such communications.

The Board of Directors' Role in Risk Oversight

              Our Board of Directors bears the responsibility for maintaining oversight over the Company's exposure to risk. The Board, itself and through its committees, regularly discusses our material risk exposures, the potential impact on the Company and the efforts of management it deems appropriate to deal with the risks that are identified.

              The Company has a formal Enterprise Risk Management (ERM) program that supports the Board and the Company's executive leadership. The program is led by our Risk Management and Internal Audit department and incorporates information gathered from our executive officers, business unit leaders and other managers. Through the ERM program, we conduct risk assessments at both the corporate level and across the Company's business units. The ERM program also facilitates the ongoing development of the corporate risk appetite and risk mitigation strategies for key areas of Company risk. The Board and the relevant Board committees receive regular reports on the major risks and exposures facing the Company and the steps management has taken to monitor and control such risks and exposures. The outputs of the ERM program inform the Board and provide a basis for the Board's oversight of the Company's exposure to risk.

              As part of the Board's general oversight function for risk management, each of the Board's committees addresses risks that fall within the committee's areas of responsibility. The Audit Committee works with management and the independent registered public accounting firm to assess the quality and adequacy of the Company's processes and controls that could affect the Company's financial statements and financial reporting, including discussing significant financial risk exposure and the steps management has taken to monitor, control and report such exposure. The Compensation Committee, in connection with the performance of its duties, considers risks associated with the elements of the Company's compensation programs. The Compliance Committee meets regularly with management to assess the Company's security programs and healthcare compliance policies and procedures and risks associated therewith. Lastly, the Nominating & Governance Committee, with guidance from outside counsel, considers the risks associated with corporate governance. The agenda for each regularly scheduled meeting of the Board provides for a report by each Committee chair.

Code of Ethics

              We have adopted a Code of Business Conduct for Designated Senior Financial Managers that applies to our principal executive officer, principal financial officer, principal accounting officer, controller, or persons performing similar functions and such other personnel as may be designated from time to time by the Chairman of the Audit Committee. The Code of Business Conduct is posted on our website at www.hms.com under the "Investors Relations"/"Corporate Governance" tabs and can also be obtained free of charge by sending a request to our Corporate Secretary at 5615 High Point Dr., Irving, TX 75038. Any changes to or waivers under the Code of Business Conduct that relate to our principal executive officer, principal financial officer, principal accounting officer, controller or persons performing similar functions must be approved by our Board of Directors and will be disclosed in a Current Report on Form 8-K within four business days of the change or waiver.

Certain Relationships and Related Person Transactions

(a)
Public Consulting Group, Inc.

              William C. Mosakowski, our former director, is the President, Chief Executive Officer, controlling stockholder and a member of the Board of Directors of Public Consulting Group, Inc., or PCG. Since our acquisition of Benefits Solutions Practice Area (BSPA) in 2006, we have entered into subcontractor agreements with PCG, pursuant to which we provide cost containment services. In February 2013, we further amended and extended our Master Teaming and Non-Compete Agreements with PCG, first entered into in September 2006, and (ii) Supplementary Medicaid RAC Contract Teaming and Confidentiality with PCG, first entered into in July 2011. Both of these agreements expired on December 31, 2013.

              For the year ended December 31, 2013, we recognized $0.4 million in revenue under subcontractor agreements with PCG. As of December 31, 2013, there were no accounts receivable outstanding related to these subcontract agreements with PCG.

              In connection with the BSPA acquisition, we entered into an Intercompany Services Agreement (ISA) with PCG to allow each party to perform services for the other, such as information technology support and contractual transition services. Services performed under the ISA were billed at pre-determined rates specified in the ISA. For the year ended December 31, 2013, services rendered by PCG under the ISA were valued at approximately $42,000. For the year ended December 31, 2013 services we rendered to PCG were valued at approximately $70,000.

              Since the BSPA acquisition, amounts collected by or paid on our behalf by PCG are reimbursed to PCG at cost. For the year ended December 31, 2013, we did not owe any amount to PCG.

              The Audit Committee has reviewed and approved the transactions involving Mr. Mosakowski.

(b)
Family Relationships

              William S. Benko, the spouse of Andrea Benko, an Executive Vice President of the Company and President of our wholly-owned subsidiary HDI, served as a Corporate Vice President of the Company and Senior Vice President of HDI since our acquisition of HDI in December 2011 until his resignation, which was effective April 2013.

              In connection with the HDI acquisition, we entered into an at-will employment agreement dated December 16, 2011 with Mr. Benko, subject to certain notice and/or severance provisions. Under the terms of this agreement, Mr. Benko received an annualized base salary of $200,000 and was eligible to receive bonus compensation from us in respect of each fiscal year (or portion thereof) during the term of his employment, in each case as may be determined by his supervisor in his/her sole discretion on the basis of such performance-based or other criteria as he/she determines appropriate.

(c)
Review and Approval of Related Person Transactions

              The Audit Committee's Charter provides that the Audit Committee shall review all related person transactions on an ongoing basis and that all such transactions must be approved by the Audit Committee.

              Our Board of Directors has adopted a written Related Person Transaction Approval Policy that is administered by the Audit Committee. The policy applies to our executive officers, directors, director nominees or 5% stockholders (or their immediate family members), each of whom we refer to as a "related person," and governs the review of any transaction, arrangement or relationship in which we are a participant, the amount involved exceeds $120,000 and a related person has a direct or indirect material interest. We refer to such a transaction, arrangement or relationship as a "related person transaction."

              A related person must notify the Corporate Secretary of any plan to enter into or continue any transaction that could be a related person transaction. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by the Audit Committee. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. The policy also provides that if the Corporate Secretary determines that the advance approval of the related person transaction is not practicable, the Corporate Secretary must present it to the Audit Committee for ratification at its next meeting or may present the transaction to the Chairman of the Audit Committee for approval, subject to ratification by the Audit Committee at its next meeting. Under the policy, any related person transactions that are ongoing in nature will be reviewed annually.

              A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the Audit Committee after full disclosure of the related person's interest in the transaction. The Audit Committee will review and consider such information regarding the related person transaction as it deems appropriate under the circumstances.

              The Audit Committee may approve or ratify the transaction only if the Audit Committee determines that, under all of the circumstances, the transaction is in, or is not inconsistent with, our best interests. In connection with approving a related person transaction, the Audit Committee may impose any conditions on the transaction that it deems appropriate.

              If we become aware of an existing transaction with a related person that has not been approved under this Policy, the matter is referred to the Audit Committee. The Audit Committee then evaluates all options available, including ratification, revision or termination of such transaction.

 DIRECTOR COMPENSATION

General

              A director who is one of our employees receives no additional cash compensation for his or her services as a director or as a member of a committee of our Board of Directors. A director who is not one of our employees (a non-employee director) receives cash compensation for his or her services as described below. All cash compensation, unless deferred, is paid at the end of each quarter. All of our directors are reimbursed for reasonable expenses incurred in connection with attendance at meetings of the Board of Directors or its committees.

Non-Employee Board Member Retainer

              Each non-employee director receives a quarterly retainer for service as a director, which is fixed from time to time by resolution of the Board. Effective as of September 2012, the quarterly retainer was set at $12,500 per quarter, or $50,000 annually. The retainer may be deferred in whole or in part under the Director Deferred Compensation Plan (described below).

Committee Chair Retainer

              Each Committee Chair receives a quarterly retainer for his/her service as a chairperson. Effective as of September 2012, the audit committee chair's quarterly retainer was set at $5,000 per quarter, or $20,000 annually and all other committee chairs quarterly retainer was set at $3,750 per quarter, or $15,000 annually. The Committee Chair retainer may be deferred in whole or in part under the Director Deferred Compensation Plan.

Equity Awards

              Each of our non-employee directors is eligible to receive an annual equity award, the value of which is fixed from time to time by resolution of the Board. In November 2013, the Board approved the annual grant of non-qualified stock options and restricted stock units to each of our non-employee directors with an aggregate value of $100,000, with the actual number of stock options and restricted stock units to be calculated based on the grant date fair value as computed in accordance with FASB guidance on stock-based compensation, except that no assumption for forfeitures would be included.

              On November 15, 2013, Messrs. Holster, Callen, Mendelson, Miller, Mosakowski, Schwartz Stowe and Mses. Rudnick and Tellez were each granted a non-qualified stock option to purchase 3,530 shares of our common stock with an exercise price of $21.36 and 3,530 restricted stock units. On February 27, 2013, in connection with his appointment to the Board, Mr. Mendelson was granted a non-qualified stock option to purchase 2,600 shares of our common stock with an exercise price of $28.74 and 2,600 restricted stock units. The stock options and restricted stock units granted to our directors vest quarterly, in equal installments, over a one year period.

Non-Employee Chairman of the Board Quarterly Retainer

              In July 2010, the Board approved the following compensation package for Mr. Holster, our Chairman of the Board: (i) an annual cash retainer of $41,000 and (ii) equity compensation consisting of an annual grant of non-qualified stock options and restricted stock units with an aggregate value of $94,000, which would vest quarterly over a one year period commencing on December 31 of the year of the grant. The actual number of stock options and restricted stock units is calculated based on the grant date fair value computed in accordance with FASB guidance on stock-based compensation, except that no assumption for forfeitures would be included.

              On November 15, 2013, in addition to his equity grant for Board service, Mr. Holster, as non-employee Chairman, was granted a non-qualified stock option to purchase 3,319 shares of our common stock with an exercise price of $21.36 and 3,319 restricted stock units. Both of these grants vest quarterly, in equal installments, over a one year period, with the first quarter vesting on December 31, 2013.

Director Deferred Compensation Plan

              Each of our non-employee directors is eligible to participate in our Director Deferred Compensation Plan, under which the non-employee director may elect to defer all or part of his or her Board of Director fees and annual restricted stock unit grants until the termination of his or her service as a member of the Board for any reason. The amount of any cash compensation deferred by a non-employee director is converted into a number of stock units, determined based upon the closing price of our common stock on the NASDAQ Global Select Market on the date such fees would otherwise have been payable and is credited to a deferred compensation account maintained in his or her name. Deferred restricted stock unit grants are converted on a share-for-share basis on the date such restricted stock units would otherwise have been payable and also credited to the non-employee director's account. The account will be credited with additional stock units, also based on such average market value, upon the payment date for any dividends declared on our common stock. On January 10th of the year following a director's termination of service, the amounts accumulated in the deferred compensation account will be distributed in the form of common stock under the 2006 Stock Plan equal to the number of whole stock units in the account and cash in lieu of any fractional shares.

              The following table sets forth the deferred stock units held by our non-employee directors as of December 31, 2013.

Name	Deferred Stock Units
Craig R. Callen	3,530
Robert M. Holster	20,569
Daniel N. Mendelson	2,600
William F. Miller III	-
Ellen A. Rudnick	5,823
Bart M. Schwartz	9,122
Richard H. Stowe	18,601
Cora M. Tellez	8,325

2013 Director Compensation

              The following table sets forth compensation earned and paid, as of December 31, 2013, to each of our non-employee directors, for service as a director during 2013.

Name(1)	Fees Earned or Paid in Cash(2)	Stock Awards(3)	Option Awards(4)	Total
Craig R. Callen	$8,832	$75,401	$24,579	$108,812
Robert M. Holster	$91,000	$146,295	$47,689	$284,984
Daniel N. Mendelson	$50,000	$75,401	$24,579	$149,980
William F. Miller III	$50,000	$75,401	$24,579	$149,980
Ellen A. Rudnick	$70,000	$75,401	$24,579	$169,980
Bart M. Schwartz	$65,000	$75,401	$24,579	$164,980
Richard H. Stowe	$72,500	$75,401	$24,579	$172,480
Cora M. Tellez	$50,000	$75,401	$24,579	$149,980
Former Director
James T. Kelly	$8,333	-	-	$8,333
Michael A. Stocker, M.D.	$34,266	-	-	$34,266
William S. Mosakowski	$47,147	-	-	$47,147

(1)
The number of unexercised stock options held by the directors named in the above table as of December 31, 2013 was as follows: Mr. Callen (882), Mr. Holster (24,732), Mr. Mendelson (3,482), Mr. Miller (35,851), Ms. Rudnick (100,801), Mr. Schwartz (9,001), Mr. Stowe (100,801), Ms. Tellez (3,566), Mr. Kelly (0), Dr. Stocker (8,119) and Mr. Mosakowski (51,169). The number of restricted stock units outstanding as of December 31, 2013, which includes restricted stock units that the director has deferred under the Director Deferred Compensation Plan, held by the directors named in the above table was as follows: Mr. Callen (3,530), Mr. Mendelson (5,248), Mr. Holster (20,569), Mr. Miller (6,706), Mr. Mosakowski (0), Mr. Kelly (0), Ms. Rudnick (7,147), Mr. Schwartz (10,446), Dr. Stocker (0), Mr. Stowe (18,601) and Ms. Tellez (3,877). See footnote 2 for information regarding the deferral of these restricted stock units by some of our directors.

(2)
Includes the value of fully vested deferred stock units received under our Director Deferred Compensation Plan in lieu of all or a specified portion of the non-employee director's quarterly cash retainer based on the fair market value of the underlying shares on the date the quarterly cash retainer would otherwise have been paid. As a result of his deferral election, for the year ended December 31, 2013, Mr. Stowe received 3,085 deferred stock units with a value of $72,483, Mr. Schwartz received 1,372 deferred stock units with a value of $32,477, and Ms. Tellez received 2,111 deferred stock units with a value of $49,969.

(3)
On November 15, 2013, Mr. Holster was granted 6,849 restricted stock units, which he elected to defer under the Director Deferred Compensation Plan. Each of Messrs. Callen, Mendelson, Miller, Schwartz, and Stowe, and Mses. Rudnick and Tellez were granted 3,530 restricted stock units. Ms. Rudnick and Mr. Schwartz each elected to defer 1,765 restricted stock units, and Messrs. Callen and Stowe and Ms. Tellez each elected to defer 3,530 restricted stock units. The restricted stock units vest quarterly, with the first quarter vesting on December 31, 2013. The amounts in this column represent the grant date fair value of the restricted stock units granted on November 15, 2013 computed in accordance with FASB guidance on stock-based compensation. The relevant assumptions made in the valuations may be found in Note 10 of the Notes to Consolidated Financial Statements in our 2013 Form 10-K. These amounts do not correspond to the actual value that may be realized by the directors with respect to these awards.

(4)
On November 15, 2013, Mr. Holster was granted a non-qualified stock option to purchase 6,849 shares of common stock. Each of Messrs. Callen, Mendelson, Miller, Schwartz and Stowe, and Mses. Rudnick and Tellez were granted a non-qualified stock option to purchase 3,530 shares of common stock. The stock options vest quarterly, with the first quarter vesting on December 31, 2013. The amounts in this column represent the grant date fair value of that stock option grant computed in accordance with FASB guidance on stock-based compensation. The relevant assumptions made in the valuations may be found in Note 10 of the Notes to Consolidated Financial Statements in our 2013 Form 10-K. These amounts do not correspond to the actual value that may be realized by the directors with respect to these awards.

 EXECUTIVE COMPENSATION

Compensation Committee Report

              The Compensation Committee of the Board of Directors (the "Board") of HMS Holdings Corp. (the "Company") has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company's Proxy Statement for its 2014 Annual Stockholder's Meeting, as applicable.

              By the Compensation Committee of the Board of Directors of HMS Holdings Corp.

Richard H. Stowe, Chair
Craig R. Callen
Daniel N. Mendelson

              The information contained in the Compensation Committee Report shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate it by reference in such filing.

 Compensation Discussion and Analysis

Introduction

              This Compensation Discussion and Analysis, or CD&A, describes our 2013 executive compensation program and should be read in conjunction with the compensation tables and related narrative descriptions that follow those tables. In particular, this CD&A explains how the Compensation Committee of the Board of Directors (the "Board") made its compensation decisions for our Named Executive Officers for 2013.

              As of the end of the fiscal year ended December 31, 2013, our Named Executive Officers were:

  •
  William C. Lucia, President and Chief Executive Officer;

  •
  Walter D. Hosp, Executive Vice President, Chief Financial Officer & Chief Administrative Officer;

  •
  Andrea Benko, Executive Vice President and President of our wholly owned subsidiary, HealthDataInsights, Inc. (HDI);

  •
  Maria Perrin, our former Executive Vice President, Chief Marketing Officer; and,

  •
  Semone Wagner, Executive Vice President, Operations

Ms. Wagner joined the Company on April 1, 2013. Ms. Perrin resigned her position as EVP, Chief Marketing Officer as of February 28, 2014. On March 10, 2014, Mr. Hosp tendered his resignation as our EVP, Chief Financial & Administrative Officer. Mr. Hosp will remain in his position through June 6, 2014.

2013 Say-on-Pay Vote

              At the 2013 Annual Meeting, approximately 99% of the votes cast on the say-on-pay proposal were in favor of our executive compensation program described in our 2013 Proxy Statement. The Compensation Committee believes that this vote affirms shareholders' support of the Company's approach to executive compensation, and therefore, did not change its general approach as it made decisions for 2013. As market practices on executive compensation policies evolve, the Committee will continue to evaluate and, if needed, make changes to our executive compensation program to ensure that the program continues to reflect our pay-for-performance compensation philosophy and objectives. The Compensation Committee will also continue to consider the outcome of the Company's say-on-pay votes when making future compensation decisions for executive officers.

Executive Summary

              The following is an overview of our financial performance for the year ended December 31, 2013.

  •
  For the full year 2013, we reported revenue of $491.8 million, a 3.8% increase over 2012 revenue of $473.7 million.

  •
  Also for the full year, we reported net income of $40.0 million, a 20.8% decrease over 2012 net income of $50.5 million.

  •
  Fully diluted GAAP earnings per share (EPS) for the full year 2013 decreased 21.1% to $0.45 over full year 2012 results and adjusted EPS decreased 12.8% year over year to $0.75.

  •
  We reported adjusted earnings before interest, taxes, depreciation and amortization (EBITDA) of $144.9 million for the full year 2013, which decreased 9.5% compared to adjusted EBITDA of $160.2 million for the prior year. Our adjusted EBITDA for the full year 2013 was 27.9% below our target of $187.7 million for the year.

  •
  Our stock price decreased 12.4% for the one-year period ending December 31, 2013 and decreased 27.4% for the three-year period ended December 31, 2013.

              A reconciliation of the non-GAAP measures cited above (adjusted EPS and adjusted EBITDA) to GAAP measures is set forth on Annex A of this Proxy Statement.

              The following highlights the Compensation Committee's key decisions for 2013, as reported in the 2013 Summary Compensation Table. These decisions were made with the advice of the Compensation Committee's independent consultant, Frederic W. Cook & Co., Inc., or FWC (see "Role of Compensation Consultant" below) and are discussed in greater detail elsewhere in this CD&A.

  •
  In January 2013, the Committee approved an increase in Mr. Hosp's annual base salary, from $425,000 to $450,000 and an increase in Mses. Benko's and Perrin's annual base salary from $400,000 to $450,000. Mr. Lucia's annual base salary was not changed.

  •
  On February 27, 2013, the Board approved a grant to Messrs. Lucia and Hosp and Mses. Perrin and Benko of an aggregate of $2.2 million in restricted stock units or an aggregate of 75,677 restricted stock units based on the closing price of our stock on the date of grant. The restricted stock units vest in 25% increments, with the first 25% vesting on the second anniversary of the grant date and the remainder vesting ratably on the third, fourth and fifth anniversaries of the grant date.

  •
  In March 2013, we entered into a new employment agreement with Mr. Lucia on substantially the same terms as his prior agreement. The 2013 employment agreement again has a two year term and does not (i) include excise tax gross-ups as a result of termination following a change of control or (ii) provide benefits or material perquisites that are not provided to all employees. Mr. Lucia's employment agreement was amended in April 2013 to remove the provision that the Company pay severance upon his death.

  •
  In April 2013, Ms. Wagner joined the Company and we entered into our standard form employment agreement with her. Like our employment agreements with the other Named

    Executive Officers, Ms. Wagner's agreement does not include (i) excise tax gross-ups as a result of termination following a change of control or (ii) provide benefits or material perquisites that are not provided to all employees. In connection with commencing employment with us, Ms. Wagner received a $50,000 sign-on bonus and was granted 18,201 restricted stock units (fair value of $500,000 based on the closing price of our stock on the date of grant) which vest in four equal annual installments on each of the first four anniversaries of the grant date.

  •
  In October 2013, the Committee granted annual long-term incentive awards to our Named Executive Officers using the same dollar value of each Named Executive Officer's 2012 and 2011 grant as a basis for determining the number of stock options granted (and in Ms. Wagner's case, at a slightly higher level than the amount awarded to the other Executive Vice Presidents).

  •
  Annual short-term (cash) incentive compensation earned in 2013 by the Named Executive Officers was determined in February 2014. For 2013, the Company did not achieve its financial target and, as a result, Messrs. Lucia and Hosp and Mses. Perrin and Wagner did not receive short-term (cash) incentive compensation for 2013 because their full cash bonus was based on the Company's achievement of this financial target. HDI exceeded its financial objectives for 2013 and, as a result, Ms. Benko, whose annual short-term (cash) incentive compensation target was based in part on the Company's performance, in part on HDI's performance and included an individual objective, was the only Named Executive Officer to receive short-term (cash) incentive compensation for 2013.

  •
  In February 2014, Messrs. Lucia and Hosp and Mses. Benko and Perrin forfeited 50% of the stock options they were granted in October 2012 because the Company did not achieve the vesting criteria of meeting pre-defined earnings per share growth targets for the year ended December 31, 2013.

  •
  The Compensation Committee acknowledged that the Company did not meet its financial objectives for 2013 and confirmed the pay-for-performance link of the executive compensation program as a result of: (i) no 2013 short-term (cash) incentive compensation payments, except to the one Named Executive Officer that achieved her objectives for the year; (ii) forfeiture of all performance-based equity granted in 2012; and (iii) a significant deterioration of remaining outstanding equity values.

Pay-For-Performance

              We design our compensation programs to make a meaningful amount of target total direct compensation (salary, plus target annual incentive compensation, plus long-term incentives) dependent on the achievement of performance objectives. In the tables that follow, we compare the target total direct compensation that was available to be awarded to our Chief Executive Officer in each of the last three fiscal years (Table 1) to the corresponding amounts that were paid out or that may be considered realized (based on the methodology described below) as of December 31, 2013 (Table 2).

              Table 1 below presents our Chief Executive Officer's salary, incentive bonus opportunity at the target level, stock awards, and option awards for each of the last three fiscal years. In Table 1, the stock award and option award amounts reflect the grant date fair value of each such award (at the target level with respect to the stock awards for 2011 and 2013, which were subject to performance-vesting criteria), the same value at which such awards are required, under applicable SEC regulations, to be reflected in the Summary Compensation Table included in this Proxy Statement.

 Table 1 — Target Total Direct Compensation — Chief Executive Officer

Fiscal Year	Salary ($)	Short-Term (Cash) Incentive (STIP) Opportunity at Target ($)	Stock Awards ($)	Option Awards ($)	Target Total Direct Compensation ($)
2013	650,000	650,000	674,988	1,200,000	3,174,988
2012	650,000	650,000	-	1,200,000	2,500,000
2011	650,000	422,500	1,350,000	1,200,000	3,622,500

3- Year Totals	1,950,000	1,722,500	2,024,988	3,600,000	9,297,488

Table 2 — Total Direct Compensation That May Be Considered Realized at 12/31/2013 as a Percentage of Target Total Direct Compensation — Chief Executive Officer

              The following table illustrates how our performance affected payouts and realization of the target total direct compensation that was available to our Chief Executive Officer.

Fiscal Year	Salary ($)	Short-Term (Cash) Incentive (STIP) Payout(1) ($)	Value of Stock Awards at 12/31/2013 ($)(2)	Intrinsic Value of Option Awards at 12/31/2013 ($)(3)	Total Direct Compensation at 12/31/2013 ($)	Total Direct Compensation at 12/31/2013 as a percentage of Target Total Direct Compensation (%)
2013	650,000	-	533,132	-	1,183,132	37
2012	650,000	-	-	-	650,000	26
2011	650,000	555,775	1,243,642	-	2,449,417	68

3- Year Totals	1,950,000	555,775	1,776,774	-	4,282,549

Percent of Corresponding Amount in Table 1	100%	32%	88%	0%	-	46%

(1)
This column shows the portion of the target-level STIP in Table 1 that was actually paid to our Chief Executive Officer in each of the last three fiscal years. Due to the level of achievement in comparison to the performance objectives that were part of our annual incentive compensation program, payouts to our Chief Executive Officer over the past three fiscal years amounted to approximately 32% of the aggregate target incentive compensation for such period.

(2)
Stock awards for fiscal 2013 and 2011 are valued based on the closing market price per share of our common stock on December 31, 2013 of $22.70 per share. There were no stock awards in 2012.

(3)
For purposes of this table, option awards are valued at zero because each such award has an exercise price that is greater than the closing market price for a share of our common stock on December 31, 2013. While our Chief Executive Officer may realize value on such option awards in the future, the value realized, if any, will depend on the extent to which there is appreciation in the market price of our common stock.

              The foregoing tables illustrate that our annual and long-term incentive programs over the past three fiscal years have been designed to make a meaningful amount of our Chief Executive Officer's target total direct compensation dependent on the achievement of performance objectives and have resulted in actual compensation significantly less than the target amount.

Objectives and Philosophy of Our Executive Compensation Program

              Our mission is to power the healthcare system with integrity and to be the leading provider of quality services in the markets we serve. To support this mission and other strategic objectives as approved by the Board and to provide adequate returns to shareholders, we must compete for, attract, develop, motivate and retain top quality executive talent at the corporate and operating business unit levels during periods of both favorable and unfavorable business conditions.

              Our executive compensation program is a critical management tool in achieving this goal. "Pay for performance" is the underlying philosophy for our executive compensation program. The program is designed and administered to:

  •
  reward performance that drives the achievement of our short- and long-term goals;

  •
  align the interests of our senior executives with the interests of our shareholders, thus rewarding individual and team achievements that contribute to the attainment of our business goals;

  •
  attract, develop, motivate and retain high-performing senior executives by providing a balance of total compensation opportunities, including salary and short- and long-term incentives that are competitive with similarly situated companies and reflective of our performance;

  •
  help ensure that costs are appropriately supported by performance in a manner consistent with our intention that, where practicable, short- and long-term incentive compensation payouts qualify as performance-based compensation that is tax deductible under Code Section 162(m); and

  •
  motivate our senior executives to pursue objectives that create long-term shareholder value and discourage behavior that could lead to excessive risk, by balancing our fixed and at-risk pay (both short- and long-term incentives) and choosing financial metrics that we believe drive long-term shareholder value.

Key Governance Features of Our Executive Compensation Program

              Our executive compensation programs reflect a number of best practices implemented by the Compensation Committee in recent years, including:

  •
  No tax gross-ups on perquisites and no change-in-control-related excise tax gross-ups in employment agreements;

  •
  No history of option repricing or cash buyouts of underwater options;

  •
  Employees and directors are prohibited from pledging our securities as collateral for a loan and entering into hedging and derivative transactions with respect to our securities;

  •
  Equity plans do not have evergreen share authorizations and do not allow for aggressive share recycling;

  •
  Salary increases and short-term incentive compensation are not guaranteed;

  •
  Retention by our Compensation Committee of an independent compensation consultant;

  •
  No pensions or supplemental executive retirement plans; and

  •
  Limited use of executive perquisites.

Management and the Compensation Committee

    Role of Management

              Our President and Chief Executive Officer together with our Chief Financial Officer and Senior Vice President of Human Resources develop recommendations regarding the design of our executive compensation program. In addition, they are involved in setting the financial and strategic objectives that, subject to the approval of the Board and the Compensation Committee, are used as the performance measures for the short- and long-term incentive plans. Our Chief Financial Officer provides the Compensation Committee with financial information relevant to determining the achievement of performance objectives and related annual cash incentive compensation. As part of its review process, the Compensation Committee receives from our President and Chief Executive Officer both a performance assessment for each other Named Executive Officer and recommendations regarding base salary and short- and long-term incentives.

    Role of Compensation Committee

              Our executive compensation program is administered by the Compensation Committee. The Compensation Committee determines and approves total executive remuneration based on its review and evaluation of recommendations presented by our President and Chief Executive Officer and the advice of FWC. Our President and Chief Executive Officer does not participate in the Compensation Committee's deliberations or decisions with regard to his own compensation.

Compensation Consultant and Peer Group Analysis

    Role of Compensation Consultant

              The Compensation Committee has retained FWC as its independent compensation consultant to provide advice and guidance with respect to executive compensation. FWC reports directly to the Compensation Committee and the Compensation Committee oversees the fees paid for FWC's services. The Compensation Committee uses FWC to review management's executive compensation recommendations with the instruction that FWC is to advise the Compensation Committee independent of management and to provide such advice for the benefit of the Company and its shareholders. FWC does not provide any consulting services to the Company beyond its role as a consultant to the Compensation Committee. The Compensation Committee has assessed the independence of FWC pursuant to SEC rules and concluded that no conflict of interest exists that would prevent FWC from serving as an independent consultant to the Compensation Committee.

              FWC provided the following services to the Compensation Committee in 2013:

  •
  assisted in the design and development of the 2013 executive compensation program, including the Annual Incentive Plan;

  •
  assisted with the review of Mr. Lucia's employment agreement;

  •
  provided competitive benchmarking and market data analysis;

  •
  provided analyses and industry trends relating to the compensation of our President and Chief Executive Officer and our other Named Executive Officers;

  •
  provided updates with regard to emerging trends and best practices in executive compensation; and

  •
  reviewed and provided advice on the Company's executive compensation-related disclosure in our 2013 Proxy Statement.

    Peer Group Compensation Analysis

              When evaluating our executive compensation program, our Compensation Committee measures our program against that of a peer group of public companies that is developed with guidance from FWC. This peer group, which is annually reviewed, updated and approved by the Compensation Committee, consists of companies the Compensation Committee believes are generally comparable to us in size, financial profile and scope of operations and, in certain cases, against which the Compensation Committee believes we compete for executive talent.

              For purposes of evaluating our executive compensation program for 2013, the Compensation Committee, with guidance from FWC, evaluated our peer group and expanded it to include technology companies beyond the healthcare services sector in order to (i) increase the number of companies to provide greater statistical significance, (ii) reduce the need to find new peer companies in the case of industry consolidation and (iii) include more companies of comparable size than in our prior peer group.

              Companies included in this peer group for purposes of establishing 2013 compensation levels were: Accretive Health, Inc., Acxiom Corporation, Allscripts-Misys Healthcare Solutions Inc., AthenaHealth, Inc., Bottomline Technologies (de) Inc., Concur Technologies, Inc., Dealertrack Technologies, Inc., Exlservice Holdings, Inc., Fair Isaac Corporation, MAXIMUS, Inc., MedAssets, Inc., MICROS Systems, Inc., Neustar, Inc., Quality Systems, Inc., Tyler Technologies, Inc., and WEX Inc. (collectively, the "2013 Peer Group"). This peer group reflects (relative to the Company's 2012 Peer Group) the removal of Catamaran Corp., Centene Corporation and Molina Healthcare, Inc. because of their difference in size relative to us.

              The chart below compares HMS's revenue, net income, EBITDA and market capitalization to the median revenue, net income, EBITDA and market capitalization for our 2013 Peer Group. Note that although our revenue and net income are below the median, our EBITDA approximates the peer median and our market capitalization is significantly above the median.

(in millions)(1)	HMS	2013 Peer Group Median
Revenue	$440	$614
Net Income(2)	$42	$51
EBITDA	$136	$142
Market Capitalization(3)	$2,253	$1,474
(1)
Revenue, Net Income and EBITDA based on most recently available four quarters as of January 18, 2013

(2)
Before extraordinary items and discontinued operations

(3)
As of December 31, 2012

              In October 2013, the Committee, with guidance from FWC re-evaluated the 2013 Peer Group, for purposes of developing a peer group to establish 2014 compensation levels. The companies included in this peer group were: Accretive Health, Inc., Acxiom Corp, Allscripts-Misys Healthcare Solutions Inc., AthenaHealth, Inc., Bottomline Technologies (de), Inc., DealerTrack Technologies,Inc., Exlservice Holdings, Inc., Fair Isaac Corp, MAXIMUS, Inc., MedAssets, Inc., Medidata Solutions, Inc., NeuStar, Inc., Quality Systems, Inc., Tyler Technologies, Inc. and WEX, Inc. (collectively, the "2014 Peer Group"). This peer group reflects (relative to the Company's 2013 Peer Group) the removal of Concur Technologies, Inc. and MICROS Systems, Inc. because of their difference in size relative to us.

              The chart below compares HMS's revenue, net income, EBITDA and market capitalization to the median revenue, net income, EBITDA and market capitalization for our 2014 Peer Group. Note that although our revenue and market capitalization are below the peer median, our net income and EBITDA are above the peer median.

(in millions)(1)	HMS	2014 Peer Group Median
Revenue	$489	$671
Net Income(2)	$48	$38
EBITDA	$151	$109
Market Capitalization(3)	$1,887	$2,103
(1)
Revenue, Net Income and EBITDA based on most recently available four quarters as of October 21, 2013

(2)
Before extraordinary items and discontinued operations

(3)
As of September 30, 2013

Components of our Executive Compensation Program

              The primary elements of our executive compensation program are as follows:

  •
  Recognizing Skills/Experience/Responsibilities

  Base salary: fixed compensation for performing day-to-day responsibilities.

  •
  Promoting and Rewarding Short-Term Performance

  Annual short-term (cash) incentive compensation: cash compensation program based on the achievement of short-term financial goals and other strategic objectives measured over a specific year.

  •
  Promoting and Rewarding Long-Term Performance

  Long-term incentive awards: annual awards, primarily in the form of equity, that are designed to build executive stock ownership, retain executives and align compensation with the achievement of our long-term financial goals of creating shareholder value and our strategic objectives as measured over multi-year periods.

              We also provide salary and benefit continuation payments that are only payable if an executive officer's employment is terminated under specific circumstances. These benefits, which provide reasonable income protection in the event an executive officer's employment is terminated without cause or, following a change in control, an executive officer resigns for good reason, support our executive retention goal and encourages executive independence and objectivity in considering a potential change in control transaction.

2013 Executive Compensation Elements

              During the first quarter of 2013, the Compensation Committee retained FWC to conduct a competitive review of the overall compensation packages of our Named Executive Officers (the "2013 Competitive Review"). The analysis was based on a review of the compensation of our Named Executive Officers to similarly situated executives in the 2013 Peer Group. While we generally aim to set each Named Executive Officer's target total direct compensation between the median and 75th percentile of the levels paid to similarly situated executives in our peer group, such data is intended to serve as one of several reference points to assist the Compensation Committee in its discussions and deliberation. The Compensation Committee reserves flexibility to vary from this positioning based on a variety of factors including prior year compensation targets, the Named Executive Officer's overall performance, changes in roles or responsibilities, and prior year short- and long-term incentive payments.

              As part of the 2013 Competitive Review, the Compensation Committee reviewed (i) a competitive analysis of the target total direct compensation of the Named Executives, including base salary and short- and long-term incentives, (ii) an analysis of our 2012 actual compensation levels for the Named Executive Officers and our performance relative to the peer group companies, and (iii) a competitive assessment of our aggregate long-term incentive grant practices, including a review of share usage (shares granted in equity plans as a percentage of weighted average shares outstanding), potential dilution relative to peer group practice and fair value transfer that measures the aggregate value of long-term incentives in absolute dollars and as a percent of market capitalization.

              Base salaries for Mr. Hosp and Mses. Benko and Perrin were increased in 2013. However, the general structure of our short-term (cash) incentive program was not changed for 2013 and long-term incentive compensation for 2013 was granted using the same dollar value of each Named Executive Officer's 2012 stock option grant as a basis for determining the number of stock options granted (and in Ms. Wagner's case, at a slightly higher dollar value than the other Executive Vice Presidents).

              The Compensation Committee does not have a formal or informal policy or target for allocating compensation between cash and non-cash compensation, or among the different forms of non-cash compensation. In allocating compensation between cash and non-cash forms, the Compensation Committee, after reviewing information provided by FWC, determines what it believes, in its business judgment, to be the appropriate level of each of the various compensation components.

Base Salary

              Base salary is used to recognize the experience, skills, knowledge and responsibilities of our employees, including our Named Executive Officers. In determining the amount of compensation to be paid to our Named Executive Officers, the Compensation Committee adheres to long established compensation policies pursuant to which executive compensation is determined. The key factors in determining base salary are the prevailing rate of compensation for positions of like responsibility and the level of the Named Executive Officer's compensation in relation to others with similar responsibilities and tenure.

              The Compensation Committee reviews base salaries at least annually and if appropriate makes adjustments to reflect market levels after taking into account individual responsibilities, performance and experience. For 2013, the Committee determined to maintain Mr. Lucia's base salary at the level set in 2011. With respect to the other Named Executive Officers, in January 2013, the Committee reevaluated their base salaries that were established in 2010, and made the following adjustments: (i) Mr. Hosp's base salary was increased from $425,000 to $450,000, and (ii) Mses. Benko's and Perrin's base salaries were increased from $400,000 to $450,000.

Annual Short-Term (Cash) Incentive Compensation

    General

              The Compensation Committee has the authority to award annual short-term (cash) incentive compensation to our Named Executive Officers in accordance with specific performance criteria established each year and based on the extent to which those criteria were achieved. The Compensation Committee believes that this component of our executive compensation program promotes the Company's performance-based compensation philosophy by providing Named Executive Officers with direct financial incentives in the form of annual cash incentives for achieving specific performance goals. Criteria for the annual short-term (cash) compensation awards are established and awards are ultimately made in a manner intended to reward both overall corporate performance and an individual's participation in attaining such performance. Our annual short-term (cash) incentive awards are paid in cash, ordinarily in a single payment in the first quarter following the completion of the fiscal year.

    Annual Incentive Plan

              The Named Executive Officers participate in the Company's Annual Incentive Plan, pursuant to which, for 2013, the Named Executive Officers were eligible to receive a maximum bonus award based on a percentage of EBITDA achieved for the fiscal year. EBITDA was selected as the performance metric under the Annual Incentive Plan because it is a primary reporting metric for the Company and is based on generally accepted accounting principles. EBITDA is calculated based on GAAP income before income taxes to exclude the effects of depreciation and amortization of intangible assets, nonrecurring charges, acquisition related costs, disposal costs, discontinued operations costs, impairment losses, reorganization costs, extraordinary items and any changes in accounting methodology as reported in our financial statements for the year ended December 31, 2013. The Committee selected EBITDA as the performance metric to ensure that the maximum potential payout is limited to a predetermined percentage of reported earnings.

              For 2013, the Company did not achieve its adjusted EBITDA target. As a result, the Committee, in exercising its discretion under the Annual Incentive Plan to determine the amount of the 2013 awards for Messrs. Lucia and Hosp and Mses. Perrin and Wagner took into consideration the Company's underachievement of its financial targets and did not award short-term (cash) incentive compensation to these Named Executive Officers.

    Maximum Award

              For 2013, the maximum potential award for Mr. Lucia was equal to 2% of our 2013 EBITDA and the maximum potential award for each of the other Named Executive Officers was equal to 1% of our 2013 EBITDA. The Committee uses these percentages of EBITDA to determine the maximum bonus awards payable to the Named Executive Officers and then may exercise its downward discretion to reduce, but not increase, those maximum award payouts. However, in no event can an award exceed the Annual Incentive Plan's per person maximum of $2.0 million.

    Reduction of Maximum Award

              The Committee may reduce the maximum bonus awards based on the pre-determined annual short-term (cash) incentive award opportunity, or bonus target, established for each Named Executive Officer. As discussed below, in exercising its discretion whether to reduce the maximum awards, the primary factors that the Compensation Committee considers when determining the actual short-term (cash) incentive compensation for our Named Executive Officers are pre-determined financial performance objectives, but it may increase (though not above the above-noted maximum) or decrease the annual award based on a Named Executive Officer's attainment of goals relating to strategic objectives or to account equitably for items impacting the predetermined performance objectives that are non-recurring in nature.

    2013 Financial Goals

              The target annual award opportunity for our Named Executive Officers for 2013 and the pre-determined financial and other goals against which their performance was measured were as follows:

Named Executive Officer	Target Award Opportunity (as a % of base salary)	Financial & Other Objectives
W. C. Lucia	100%	100% based on Company's achievement of adjusted EBITDA target
W. D. Hosp	65%	100% based on Company's achievement of adjusted EBITDA target
A. Benko	65%	25% based on Company's achievement of adjusted EBITDA target
		75% based on HDI's achievement of adjusted EBITDA target
M. Perrin	65%	100% based on Company's achievement of adjusted EBITDA target
S. Wagner	65%	100% based on Company's achievement of adjusted EBITDA target

              The financial objective established for 2013 short-term (cash) incentive awards at the corporate level and at the business area level was adjusted EBITDA. We define adjusted EBITDA, which is a non-GAAP measure, as earnings before interest, taxes, depreciation, amortization, and stock based compensation. We believe that adjusted EBITDA is a strong indicator of our overall performance. In addition, it is one of the key indicators used by industry analysts to evaluate our operating performance.

              Bonus awards for Messrs. Lucia and Hosp and Mses. Perrin and Wagner were based solely on the achievement by the Company of a specific adjusted EBITDA target. As illustrated in the chart below, the applicable percentage of the bonus target to be paid varies with the percentage of the Company's attainment of its adjusted EBITDA target. The adjusted EBITDA target for 2013 was $187.7 million.

Adjusted EBITDA Target (in millions)	Percent of Target Achieved	Bonus Multiple
<$159.5	<85%	-
$173.6	92.5%	0.5
$187.7	100%	1.0
$206.4	110%	2.0

              For 2013, 75% of Ms. Benko's annual short-term (cash) incentive award opportunity was based on HDI's achievement of a specified adjusted EBITDA target (the "Business Area Component") and 25% was based on the Company's achievement of a specified adjusted EBITDA target. In addition, for 2013, Ms. Benko had an individual objective of leading HDI through the reprocurement process for the Medicare Recovery Auditor contract.

              Ms. Benko's business area adjusted EBITDA target for 2013 was $65.6 million and, as illustrated below, the percentage of the Business Area Component of her target annual incentive award opportunity varies with the percentage of her business area's attainment of adjusted EBITDA target.

Benko Business Area Adjusted EBITDA Target (in millions)	Percent of Target Achieved	Bonus Multiple
<$55.8	<85%	-
$66.7	92.5%	0.5
$65.6	100%	1.0
$72.2	110%	2.0
$78.7	120%	3.0

    2013 Individual Goals

              With the exception of Ms. Benko, for 2013, specific individual goals were not set for the Named Executive Officers. Following the completion of the fiscal year, the Compensation Committee assesses each Named Executive Officer's overall contributions to helping the Company achieve its financial objective by (i) improving revenue, net income, cash flow, operating margins, earnings per share and return on shareholders' equity, (ii) developing competitive advantages, (iii) dealing effectively with the growing complexity of our business, (iv) developing business strategies, managing costs and improving the quality of our services as well as client satisfaction, (v) successfully executing divestitures, acquisitions and strategic partnerships, (vi) implementing operating efficiencies and (vii) general performance of individual job responsibilities.

              In 2013, the Centers for Medicare and Medicaid (CMS), one of our largest clients, began the reprocurement process for the Medicare Recovery Auditor contract. HDI has served as one of four Medicare Recovery Auditors since October 2008 and this contract represents our largest contract with CMS. In light of the importance of this contract to the Company and to HDI, Ms. Benko was given an individual goal of leading HDI through the reprocurement process. Provided she exceeded the adjusted EBITDA target for her business area, she was eligible to receive an incremental bonus based on the Committee's assessment of her achievement of her individual objective.

    2013 Short-Term (Cash) Incentive Compensation Calculations

              For 2013, the Company did not achieve its adjusted EBITDA target. As a result, the Committee, in exercising its discretion under the Annual Incentive Plan to determine the amount of the 2013 awards for Messrs. Lucia and Hosp and Mses. Perrin and Wagner took into consideration the Company's underachievement of its financial targets and did not award short-term (cash) incentive compensation to these Named Executive Officers.

              For 2013, HDI achieved an adjusted EBITDA of $74.8 million, or 14% over its target of $65.6 million. The Committee in exercising its discretion under the Annual Incentive Plan to determine the amount of the 2013 award for Ms. Benko considered both the extent to which her business area exceeded its adjusted EBITDA target and her contributions to HDI's initiatives to secure a new Medicare Recovery Auditor contract. The Committee awarded her $526,000 for the achievement of her business area financial objective and $74,000 for her individual contributions to HDI's progress in 2013.

 Long-Term Incentive Compensation

    2013 Competitive Review

              In October 2013, the Compensation Committee evaluated the long-term incentive compensation component of the executive compensation program. With the guidance of FWC, the Committee reviewed the Company's long-term incentive grant practices, including a review of share usage (shares granted in equity plans as a percentage of weighted average shares outstanding), potential dilution relative to peer group practice and fair value transfer that measures the aggregate value of long-term incentives in absolute dollars and as a percent of market capitalization. The Committee noted that because the Company did not achieve the pre-defined earnings per share growth targets for the long-term incentive compensation granted to certain of the Named Executive Officers in 2010, 2011 and 2012, half of the stock options granted to those Named Executive Officers for those years did not vest and were terminated (specifically, 30,000 stock options for Mr. Lucia and 24,000 stock options for each of Mr. Hosp and Ms. Perrin granted in October 2010 at an exercise price of $19.77 were terminated; 71,628 stock options for Mr. Lucia and 25,369 stock options for each of Mr. Hosp and Ms. Perrin granted in October 2011 at an exercise price of $22.95 were terminated; and 64,101 stock options for Mr. Lucia and 22,702 stock options for each of Mr. Hosp and Mses. Benko and Perrin granted in October 2012 at an exercise price of $27.79 were terminated).

              Taking into consideration FWC's recommendations, the Committee established a target amount for total long-term compensation using the same dollar value of each Named Executive Officer's 2011 and 2012 grants as a basis for determining the number of stock options to be granted (and in Ms. Wagner's case, at a slightly higher level).

    How Awards Are Granted

              The long-term component of our executive compensation program has generally consisted of stock options and was expanded to include restricted stock awards in 2009 and restricted stock units in 2011. We believe that equity grants provide our Named Executive Officers with a strong link to our long-term performance in order to create an ownership culture and help to align their interests with those of our shareholders.

              Typically, during the fourth quarter of each year, the dates for the upcoming year's meetings of the Compensation Committee are scheduled. The Committee generally meets with management and FWC to discuss award determination at the regularly scheduled quarterly meeting of the Compensation Committee held following the second quarter of each year and may request a follow-up meeting if necessary. In the past, equity awards were typically granted to our executives annually on or about October 1. For 2013, the Committee determined that a grant date at least two full trading days after the applicable SEC filing for a quarter has been submitted would be appropriate going forward.

              For purposes of determining equity awards for our other Named Executive Officers, our President and Chief Executive Officer presents the Compensation Committee with his recommendations. The Committee also seeks guidance from FWC as to appropriateness of grant amounts and vesting schedules. These equity awards are granted based upon the Compensation Committee's subjective evaluation of the appropriate grant depending upon the level of responsibility of each Named Executive Officer. In accordance with our Fourth Amended and Restated 2006 Stock Plan (the "2006 Stock Plan"), we set the exercise price of all stock options equal to the closing price of our common stock on the NASDAQ Global Select Market on the day of the grant. Accordingly, a stock option grant will provide a return to the executive officer only in the following circumstances, outside of a change in control: (i) the executive officer remains employed during the vesting period, (ii) the performance conditions (which relate to 50% of the stock option grant) are achieved, and (iii) the market price of our common stock appreciates from the option's exercise price. As a result, stock options strongly support our objective of ensuring that pay is aligned with changes in shareholder value.

              We have issued restricted stock awards and restricted stock units to support the goal of retaining our Named Executive Officers and further aligning the interests of our executives with shareholders. In the past, the Committee has issued restricted stock units on a biennial basis. In 2013, the Committee determined to issue restricted stock units on an annual basis at a lower dollar value as compared to prior grants made in 2011 and 2009. Restricted stock awards and restricted stock units issued to executives generally vest in installments over the period specified by the Compensation Committee. Accordingly, restricted stock awards and restricted stock units will provide a return to the executive officer only if the executive officer remains employed during the vesting period. The value of the restricted stock awards and restricted stock units to the executive increases as the market price of our common stock increases, but because no specific amount of market price appreciation is necessary for a return to be provided to the executive, the number of shares underlying a restricted stock award and a restricted stock unit is lower relative to the number of shares underlying a stock option grant.

    2013 Long-Term Incentive Plan Grants

              For the 2013 fiscal year, in making its determinations with respect to granting long-term incentives, the Compensation Committee considered FWC's recommendations based on the 2013 Competitive Review and 2014 Peer Group, in addition to several objective factors, including comparative share ownership of similarly-situated executives, the Company's financial performance, the amount of equity previously awarded, the vesting of such awards and the retention value of the award. In determining amounts of long-term incentive compensation to be awarded, no fixed or specific mathematical weighting was applied to the subjective or the objective assessment of the Named Executive Officers' individual achievements.

              Consistent with prior years, the Committee determined that the Named Executive Officers would receive 50% of the value of their total 2013 annual long-term incentive awards in time-vested stock options and 50% in performance-based stock options. The Committee believes that this mix of vesting supports several important objectives, including compensating Named Executive Officers for achievement of long-term goals tied to business strategy through the use of performance-based vesting, rewarding Named Executive Officers for sustained increases in stock price and ensuring the overall cost of the program is aligned with compensation realized by Named Executive Officers and performance delivered to shareholders. In addition, annual grants of long-term incentives are intended to be competitive with those of our 2014 Peer Group.

    2013 Stock Option Grants

              In November 2013, the Compensation Committee approved the grant of non-qualified stock options to purchase: (i) 172,166 shares of our common stock to Mr. Lucia, (ii) 60,975 shares of our common stock to Mr. Hosp and Mses. Benko and Perrin and (iii) 64,562 shares of our common stock to Ms. Wagner. The exercise price for these stock options was $21.36 per share. These stock options are exercisable over seven years and vest as follows: 50% vests ratably over a three-year period commencing on the first anniversary of the grant date and the remaining 50% vests upon the Company's achievement of the following performance condition: the Company's average closing price per share must be at least 25% higher than the exercise price for a period of 30 consecutive trading days preceding the first, second or third anniversaries of the grant date. If the performance condition is achieved prior to the first anniversary of the grant date, the performance option shares become exercisable in three equal installments on the first, second and third anniversaries of the grant date. If the performance condition is achieved after the first anniversary but prior to the second anniversary, two-thirds of the performance option shares vest on the second anniversary of the grant date and the remainder vests on the third anniversary of the grant date. If the performance condition is not achieved until the third anniversary of the grant date, then 100% of the performance option shares vest on the third anniversary of the grant date. If the performance condition is not achieved before the third anniversary of the grant date, the performance option shares will be forfeited. The Named Executive Officer must remain employed by the Company as of each exercise date.

    2013 Restricted Stock Unit Award

              In February 2013, the Committee awarded Messrs. Lucia and Hosp and Mses. Benko and Perrin restricted stock units with an aggregate value of $2.2 million. The Committee believes that restricted stock units provide a retention incentive, enhance executive stock ownership, and align the interests of our executives with the interests of our shareholders. In addition, awarding restricted units to our executives allows the Committee to balance our annual stock option grants that are focused on long-term performance measured through stock price appreciation with restricted stock unit awards that provide a strong retention incentive.

              On February 27, 2013, Mr. Lucia was awarded 23,486 restricted stock units and each of Mr. Hosp and Mses. Benko and Perrin were awarded 17,397 restricted stock units based on the closing price of our common stock of $28.74 on the NASDAQ Global Select Market on that date. The Company achieved the performance condition associate with this grant of positive operating income for the year ending December 31, 2013, as a result, the restricted stock units will vest in 25% increments, with the first 25% vesting on the second anniversary of the grant date and the remainder vesting ratably on the third, fourth and fifth anniversaries of the grant date.

    2014 Restricted Stock Unit Award

              In March 2014, the Committee awarded Messrs. Lucia, Hosp and Ms. Wagner restricted stock units with an aggregate value of $1.5 million.

              On March 5, 2014, Mr. Lucia was awarded 33,399 restricted stock units, Mr. Hosp was awarded 17,318 restricted stock units and Ms. Wagner was awarded 24,740 restricted stock units based on the closing price of our common stock of $20.21 on the NASDAQ Global Select Market on that date. Provided we record positive operating income for the year ending December 31, 2014, the restricted stock units will vest in 25% increments, with the first 25% vesting on the first anniversary of the grant date and the remainder vesting ratably on the second, third and fourth anniversaries of the grant date.

Benefits and Other Compensation

              We maintain broad-based benefits that are provided to all employees, including health and dental insurance, life and disability insurance and a 401(k) plan. Our Named Executive Officers are eligible to participate in all of our employee benefit plans, in each case on the same basis as other employees. The Company matches 100% of participant contributions to our 401(k) plan up to 3% of their eligible compensation and 50% of the next 2% of their eligible compensation contributed to the 401(k) plan, up to a maximum of $10,200 per annum for 2013.

Severance and Change-in-Control Benefits

              To enable us to offer competitive total compensation packages to our senior executives, as well as to ensure the ongoing retention of these individuals when considering transactions that may create uncertainty as to their future employment with us, in 2011, the Compensation Committee approved standardizing the terms of employment of our senior executives, which included providing consistent separation and change-in-control protection.

              Based on information provided by FWC, the Committee believes that the protection afforded by the revised terms of employment described above provides a level of benefits that are estimated to be within a reasonable range based on competitive practices with respect to comparable positions. We believe that the benefits provided under these agreements are consistent with the Company's objective of attracting and retaining highly qualified executives and provide reasonable assurance so that our senior executives are not distracted from their duties during the uncertainty that may accompany a possible change in control.

              We have provided detailed information about Mr. Lucia's employment agreement and our agreements with the other Named Executive Officers and the benefits provided to Mr. Lucia and the other Named Executive Officers under their respective agreements, along with estimates of the value of such benefits under various circumstances, under the caption "Potential Payments upon Termination of Employment or Change-in-Control" below.

Prohibition on Hedging and Pledging

              Our Insider Trading Policy prohibits our employees and directors from, among many other actions, purchasing our securities on margin, borrowing against our securities held in a margin account, pledging our securities as collateral for a loan and entering into hedging and derivative transactions with respect to our securities.

Tax Considerations

              Code Section 162(m) prohibits us from deducting from taxable income any compensation in excess of $1 million paid to our Chief Executive Officer and the three other most highly compensated Named Executive Officers employed at the end of the year (other than our Chief Financial Officer), except to the extent that such compensation is paid pursuant to a shareholder approved plan upon the attainment of specified performance objectives. The Compensation Committee believes that tax deductibility is an important factor, but not the sole factor, to be considered in setting executive compensation policy. Accordingly, the Compensation Committee periodically reviews the potential consequences of Section 162(m) and generally intends to take such reasonable steps as are required to avoid the loss of a tax deduction due to Section 162(m). However, the Compensation Committee may, in its judgment, authorize compensation payments or arrangements that do not comply with the exemptions in Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent.

Summary Compensation Table

              The following table sets forth the cash and non-cash compensation awarded to or earned by our Named Executive Officers for the fiscal years ended December 31, 2013, 2012 and 2011.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(1) ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation(3) ($)	Total Compensation ($)
William C. Lucia	2013	650,000	—	674,988(4)	1,200,000(5)	—	10,200	2,535,188
President and Chief	2012	650,000	—	—	1,200,000(6)	—	10,000	1,860,000
Executive Officer	2011	650,000	—	1,350,000(7)	1,200,000(8)	555,775	9,800	3,765,575
Walter D. Hosp	2013	445,833	—	499,990(4)	425,000(5)	—	7,337	1,378,160
EVP	2012	425,000	—	—	424,995(6)	—	10,000	859,995
Chief Financial Officer	2011	425,000	—	900,000(7)	425,000(8)	309,354	9,800	2,069,154
Andrea Benko(9).	2013	441,667	—	499,990(4)	425,000(5)	600,000	10,192	1,976,849
EVP	2012	396,089	—	—	424,995(6)	580,713	10,000	1,411,797
President, HDI
Semone Wagner(10)	2013	337,500	50,000	499,981(10)	450,000(5)	—	6,923	1,344,404
EVP, Operations
Maria Perrin(11).	2013	441,667	—	499,990(4)	425,000(5)	—	10,200	1,376,857
Former EVP	2012	400,000	—	—	424,995(6)	—	10,000	834,995
Chief Marketing Officer	2011	400,000	—	900,000(7)	425,000(8)	285,000	9,800	2,019,800

(1)
The amounts in this column represent the grant date fair value of service-based restricted stock units computed in accordance with Financial Accounting Standards Board (FASB) guidance on stock-based compensation, assuming all service conditions are met. The relevant assumptions made in the valuations may be found in Note 10 of the Notes to Consolidated Financial Statements in our 2013 Annual Report on Form 10-K (the "2013 Form 10-K"). The grant date fair value of service-based restricted stock units is determined based on the number of shares granted and the fair value of our common stock on the grant date, which is the closing sales price per share of our common stock reported on The NASDAQ Global Select Market on that date.

(2)
The amounts in this column represent the grant date fair value of the service/performance-based stock option grants computed in accordance with FASB guidance on stock-based compensation, assuming all service and performance conditions are met. The relevant assumptions made in the valuations for the 2013, 2012 and 2011 stock option grants may be found in Note 10 of the Notes to Consolidated Financial Statements in (i) our 2013 Form 10-K (ii) our 2012 Annual Report on Form 10-K and (iii) our 2011 Annual Report on Form 10-K, respectively. The grant date fair value of service/performance-based stock options is determined based on the number of shares granted and the fair value of our common stock on the grant date, which is the Black Scholes value of closing sales price per share of our common stock reported on The NASDAQ Global Select Market on that date.

(3)
The amounts in this column reflect 401(k) employer matching contributions.

(4)
In February 2013, Messrs. Lucia and Hosp and Mses. Benko and Perrin were each granted restricted stock units under the Fourth Amended and Restated 2006 Stock Plan or the 2006 Stock Plan at a market price per share of $28.74. Mr. Lucia was granted 23,486 restricted stock units and the other Named Executive Officers were each granted 17,397 restricted stock units.

(5)
In November 2013, Messrs. Lucia and Hosp and Mses. Benko, Perrin and Wagner were each granted non-qualified stock options to purchase shares of our common stock under the 2006 Stock Plan, with an exercise price per share of $21.36. Mr. Lucia was granted a non-qualified stock option for 172,166 shares, Mr. Hosp, Mses. Benko and Perrin were each granted a non-qualified stock option for 60,975 shares and Mses. Wagner was granted a non-qualified stock option for 64,562 shares.

(6)
In October 2012, Messrs. Lucia, Hosp and Mses. Perrin and Benko were each granted non-qualified stock options to purchase shares of our common stock under the 2006 Stock Plan, with an exercise price per share of $27.79. Mr. Lucia was granted a non-qualified stock option for 128,201 shares and the other Named Executive Officers were each granted a non-qualified stock option for 45,404 shares.

(7)
In February 2011, Messrs. Lucia and Hosp and Ms. Perrin were each granted restricted stock units under the 2006 Stock Plan at a market price per share of $24.64. Mr. Lucia was granted 54,786 restricted stock units and the other Named Executive Officers were each granted 36,525 restricted stock units.

(8)
In October 2011, Messrs. Lucia, Hosp and Ms. Perrin were each granted non-qualified stock options to purchase shares of our common stock under the 2006 Stock Plan, at a purchase price per share of $22.95. Mr. Lucia was granted a non-qualified stock option for 143,256 shares and the other Named Executive Officers were each granted a non-qualified stock option for 50,737 shares.

(9)
Ms. Benko was appointed as an executive officer in December 2011 in connection with our acquisition of HealthDataInsights, Inc. or HDI.

(10)
Ms. Wagner was appointed as our EVP, Chief Operations Officer on April 1, 2013 and received 18,201 restricted stock units in connection with her appointment, at a market price per share of $27.47.

(11)
Ms. Perrin resigned as our EVP, Chief Marketing Officer effective February 28, 2014.

(12)
On March 10, 2014, Mr. Hosp tendered his resignation as our EVP, Chief Financial and Administrative Officer with an effective date of June 6, 2014.

Narrative Discussion to Summary Compensation Table and Grants of Plan-Based Awards Table

              The following discussion supplements the information provided in the Summary Compensation Table that precedes this discussion and the Grants of Plan Based Awards Table that follows this discussion.

Bonus

              The "Bonus" column in the Summary Compensation Table represents one-time discretionary bonuses by our Compensation Committee or Board of Directors.

Stock Awards

              In February 2011 and 2013, our Named Executive Officers were granted restricted stock units under the 2006 Stock Plan. The restricted stock units vest in 25% increments, with the first 25% vesting on the second anniversary of the grant date and the remainder vesting ratably on the third, fourth and fifth anniversaries of the grant date. See "Potential Payments upon Employment Termination or Change-in-Control" for additional information regarding matters that could affect the vesting of such awards.

Option Awards

              In October 2012 and 2011, our Named Executive Officers were granted non-qualified stock options under the 2006 Stock Plan. The stock options vest as follows: (i) 50% of the grant vests annually in one-third increments, with the first one-third vesting on December 31 of the year after the grant date and the remaining two-thirds vesting on December 31 of the second and third year after the grant date and (ii) 50% vests on December 31 of the third year after the grant date to the extent that certain pre-defined financial and service conditions are satisfied. In November 2013, our Named Executive Officers were granted non-qualified stock options under the 2006 Stock Plan. The stock options vest as follows: (i) 50% of the grant vests ratably over 3 years on each anniversary of the grant date of November 15, 2013 and (ii) 50% vests on each anniversary of the grant date to the extent that certain pre-defined performance and service conditions are satisfied.

              See "Grants of Plan Based Awards, for the year ended December 31, 2013" for information regarding the options granted in 2013 and "Potential Payments upon Employment Termination and Change-in-Control" for additional information regarding matters that could affect the vesting of such options.

Non-Equity Incentive Plan Compensation

              The amounts set forth in this column reflect the amounts paid to our Named Executive Officers as part of their annual short-term (cash) incentive compensation, as discussed in the Compensation Discussion and Analysis, which precedes the Summary Compensation Table. Each Named Executive Officer has a targeted annual short-term (cash) incentive award opportunity that is based on a percentage of his/her base salary for the fiscal year and which is earned based on the Named Executive Officer's achievement of short-term financial goals and other strategic objectives measured over the year.

Grants of Plan-Based Awards For the Year Ended December 31, 2013

						Estimated Future Payouts Under Equity Incentive Plan Awards(2)
							All Other Option Awards: Number of Securities Underlying Options(3) (#)
			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)						Grant Date Fair Value of Option Awards(5) ($)
								Exercise or Base Price of Options(4) ($/Sh)
		Compensation Committee Approval Date
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Target (#)
W.C. Lucia
AIP			32,500	650,000	2,000,000
Options	11/15/13	11/13/13				86,083	86,083	$21.36	1,200,000
W.D. Hosp
AIP			14,625	292,500	1,329,680
Options	11/15/13	11/13/13				30,488	30,487	$21.36	425,000
A. Benko
AIP			14,625	292,500	1,329,680
Options	11/15/13	11/13/13				30,488	30,487	$21.36	425,000
S. Wagner
AIP			14,625	292,500	1,329,680
Options	11/15/13	11/13/13				32,281	32,281	$21.36	450,000
M. Perrin
AIP			14,625	292,500	1,329,680
Options	11/15/13	11/13/13				30,488	30,487	$21.36	425,000

AIP: Annual Incentive Plan

Options: Service and performance based non-qualified stock options

(1)
Amounts represent the short-term (cash) incentive compensation that could be earned by the Named Executive Officers. The threshold amount shown is 5% of the individual's targeted annual award opportunity, which would be payable if the Company achieved 86% of the applicable targeted financial measure for 2013. The target amount shown is 100% of the individual's targeted annual award opportunity and assumes that the Named Executive Officer achieves all related predetermined financial or other objectives. The maximum amount represents the shareholder-approved maximum payout under the Annual Incentive Plan. The Annual Incentive Plan is intended to meet the requirements of Internal Revenue Code Section 162(m), and the maximum column reflects maximum awards possible under the Annual Incentive Plan. The actual short-term (cash) incentive compensation paid for 2013 is shown in the Summary Compensation Table in the "Non-Equity Incentive Plan Compensation" column. Our short-term (cash) incentive plan is described in the Compensation Discussion and Analysis, under the heading "Annual Short-Term (Cash) Incentive Compensation." For 2013, Mr. Lucia's target award opportunity was 100% of his base salary, the target award opportunity for our other Named Executive Officers was 65% of his/her base salary.

(2)
Amounts represent the portion of the non-qualified stock option grant made to each Named Executive Officer in 2013 that is dependent on certain pre-defined performance and service conditions. These non-qualified stock option grants and their vesting schedule are described in the Compensation Discussion and Analysis under the heading "Long Term Incentive Compensation."

(3)
Amounts represent the portion of the non-qualified stock option grant made to the Named Executive Officers in 2013 that is conditioned on continued service. The vesting schedule for these grants are described in the Compensation Discussion and Analysis under the heading "Long Term Incentive Compensation" and in the Narrative Discussion to the Summary Compensation Table and Grants of Plan-Based Awards Table.

(4)
The exercise price equals the closing price of our common stock on the date of the grant.

(5)
The amounts in this column represent the grant date fair value of each stock option grant computed in accordance with FASB guidance on stock-based compensation, assuming all performance conditions are met. The relevant assumptions made in the valuations may be found in Note 10 of the Notes to Consolidated Financial Statements in our 2013 Form 10-K.

Outstanding Equity Awards at December 31, 2013

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested(1)
William C. Lucia								23,985	(2)	544,460
								41,090	(3)	932,743
								23,486	(4)	533,132
	118,658	—		—		3.15	5/4/16
	289,005	—		—		3.66	6/26/16
	60,000	—		—		12.61	10/1/16
	30,000			—		19.77	9/30/17
	47,752	23,876	(5)	—		22.95	9/30/18
	21,366	42,734	(6)	—		27.79	10/4/19
	—	86,083	(7)	86,083	(7)	21.36	11/14/20
Walter D. Hosp								19,188	(2)	435,568
								27,394	(3)	621,844
								17,397	(4)	394,912
	75,000	—		—		8.00	9/30/15
	48,000	—		—		12.61	10/1/16
	180,000	—		—		6.37	7/2/17
	24,000			—		19.77	9/30/17
	16,913	8,456	(5)	—		22.95	9/30/18
	7,567	15,135	(6)	—		27.79	10/4/19
	—	30,487	(7)	30,488	(7)	21.36	11/14/20
Andrea Benko								11,077	(8)	251,448
								17,397	(4)	394,912
	7,567	15,135	(6)	—		27.79	10/4/19
	29,751	29,752	(9)	—		31.37	12/30/19
	—	30,487	(7)	30,488	(7)	21.36	11/14/20
Semone Wagner								18,201	(10)	413,163
	—	32,281	(7)	32,281	(7)	21.36	11/14/20
Maria Perrin								23,985	(2)	544,460
								27,394	(3)	621,844
								17,397	(4)	394,912
	48,000	—		—		12.61	10/1/16
	13,458	—		—		7.43	4/30/17
	24,000	—		—		19.77	9/30/17
	16,913	8,456	(5)	—		22.95	9/30/18
	7,567	15,135	(6)	—		27.79	10/4/19
	—	30,487	(7)	30,488	(7)	21.36	11/14/20

(1)
Market value of shares or units of stock that have not vested is calculated by multiplying the closing sales price per share of our common stock on The NASDAQ Global Select Market on December 31, 2013 ($22.70) by the number of shares of stock that have not vested.

(2)
Represents shares of restricted stock granted on February 19, 2009 which vested in one quarter increments on the second, third and fourth anniversary of the grant date. The shares presented in the table vested on the fifth anniversary of the grant, or February 19, 2014.

(3)
Represents restricted stock units granted on February 18, 2011, which vested in one quarter increments on the second and third anniversary of the grant date. The remaining two quarters will vest ratably on the fourth and fifth anniversaries of the grant date, subject to the Named Executive Officer's continued employment.

(4)
Represents restricted stock units granted on February 27, 2013, of which one quarter will vest on the second anniversary of the grant date. The remaining three quarters will vest ratably on the third, fourth and fifth anniversaries of the grant date, subject to the Named Executive Officer's continued employment.

(5)
Represents stock options granted on October 1, 2011 of which one third vested on each of December 31, 2012 and 2013. Subject to the Named Executive Officer's continued employment, the remainder will vest on December 31, 2014.

(6)
Represents stock options granted on October 5, 2012, of which one third vested on December 31, 2013. Subject to the Named Executive Officer's continued employment, the remainder will vest ratably on December 31, 2014 and 2015.

(7)
Represents stock options granted on November 15, 2013, with the following vesting schedule: 50% vests in one-third increments on November 15, 2014, 2015 and 2016 and 50% vests ratably on November 15, 2014, 2015 and 2016 to the extent that certain pre-defined performance and service conditions are satisfied.

(8)
Represents restricted stock units granted on December 21, 2011 which vested in one quarter increments on the first and second anniversary of the grant date, and subject to Ms. Benko's continued employment, the remainder will vest ratably on the third and fourth anniversaries of the grant date.

(9)
Represents stock options granted on December 21, 2011, which vest in one quarter increments. The first and second quarter vested on December 31, 2012 and 2013 respectively and subject to the Named Executive Officer's continued employment, the remainder will vest ratably on December 31, 2014 and 2015.

(10)
Represents restricted stock units granted on April 1, 2013, one quarter of which vested on the first anniversary of the grant date, and subject to Ms. Wagner's continued employment, the remainder will vest ratably on the second, third and fourth anniversaries of the grant date.

2013 Option Exercises and Stock Vested

              The following table sets forth certain information concerning the stock options exercised and stock awards that vested for our Named Executive Officers during the year ended December 31, 2013.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2) ($)
W.C. Lucia	10,000	242,776	37,681	1,023,315
W.D. Hosp	-	-	28,319	769,429
A. Benko	-	-	5,539	120.972
S. Wagner	-	-	-	-
M. Perrin	45,000	862,577	33,116	900,243

(1)
The value realized on the exercise of stock options is based on the difference between the exercise price and the market price (used for tax purposes) of our common stock on the date of exercise.

(2)
Value realized on vesting represents the number of shares acquired on vesting multiplied by the market value of the shares of our common stock on the vesting date, which is the closing price of our common stock on: (i) February 18, 2013 of $26.96 (for Messrs. Lucia (13,696 shares) and Hosp (9,131 shares) and Ms. Perrin (9,131 shares)), (ii) February 19, 2013 of $27.27 (for Messrs. Lucia (23,985 shares) and Hosp (19,188 shares) and Ms. Perrin (23,985 shares)) and (iii) December 21, 2013 of $21.84 (for Ms. Benko (5,539 shares)).

 Potential Payments Upon Termination of Employment or Change in Control

              The following information and table set forth the additional amounts payable to each of our Named Executive Officers in the event of a termination of employment as a result of involuntary termination, resignation for Good Reason (as defined below), resignation for Good Reason upon a Change in Control (as defined below) and involuntary termination following a Change in Control.

Assumptions and General Principles

              Set forth below are the assumptions and general principles used to calculate the amounts payable to each Named Executive Officer in each circumstance set forth in the table. The actual amounts to be paid to the Named Executive Officer can only be determined at the time the Named Executive Officer's employment terminates or upon a Change in Control.

  •
  The amounts shown in the table are based on the assumption that each Named Executive Officer was terminated on December 31, 2013. Accordingly, the table reflects amounts earned as of December 31, 2013 and includes estimates of amounts that would be paid to the Named Executive Officer upon the occurrence of a termination or Change in Control. The table also reflects the targeted annual short-term (cash) incentive award that the Named Executive Officers would have been entitled to receive for 2013 and not the amount that the Compensation Committee determined to pay (as set forth in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table).

  •
  Regardless of the manner in which the Named Executive Officer's employment is terminated, a Named Executive Officer is entitled to receive (i) any earned but unpaid salary and accrued but unused paid time off through the date of termination and (ii) except in the event the termination is for Cause (as described below), any earned bonus for the calendar year preceding the calendar year in which his/her employment ends. Amounts due for unused paid time off for 2013 are not shown in the table.

  •
  Under the terms of our 2006 Stock Plan, upon a Named Executive Officer's termination of employment (for any reason other than gross misconduct, which causes the options to immediately expire), stock option exercises will be limited to the portions of the stock options that were immediately exercisable at the date of such termination. The amounts shown in the table do not include the value of such immediately exercisable stock options.

Definitions From Award Agreements/2006 Stock Plan

  •
  Under our Restricted Stock Award Agreement, "cause" means a termination with "cause" under the terms of the Named Executive Officer's employment agreement. Under our Non-qualified Stock Option Agreements and Restricted Stock Unit Agreements, "cause" is determined by the Compensation Committee or the Board of Directors. Under the 2006 Stock Plan, "cause" is equated with "gross misconduct," as determined by the Compensation Committee or Board of Directors.

  •
  Under the terms of the 2006 Stock Plan, a "Change of Control" shall mean the occurrence of any of the following events: (i) at least a majority of the Board shall cease to consist of directors of the Company who served in such capacity at the time the 2006 Stock Plan was adopted or during each subsequent renewal term or were approved by a then majority of continuing directors for addition to Board; (ii) any "person" or "group" shall have acquired beneficial ownership (as defined in Regulation 13d-3) of shares having 30% or more of the voting power of all outstanding shares, unless such acquisition is preapproved by the Board; (iii) a merger or consolidation occurs in which the outstanding shares are converted into shares of another company, or other securities, or cash or other property and the pre-transaction shareholders cease to hold at least 55% of the post-change voting power, (iv) the sale of all, or substantially all, of the Company's assets occurs; or (v) the Company's stockholders approve a plan of complete liquidation of the Company, with the definition subject to further limitations if necessary to conform to Section 409A of the Internal Revenue Code of 1986.

Definitions From Employment Agreements

  •
  "Cause" means: (i) fraud with respect to the Company or any of its subsidiaries and affiliates; (ii) material misrepresentation to any regulatory agency, governmental authority, outside or internal auditors, internal or external Company counsel, or the Board concerning the operation or financial status of the Company or of any of its subsidiaries and affiliates; (iii) theft or embezzlement of assets of the Company or any of its subsidiaries or affiliates; (iv) conviction, or plea of guilty or nolo contendere to any felony (or to a felony charge reduced to a misdemeanor), or, with respect to the Named Executive Officer's employment, to any misdemeanor (other than a traffic violation); (v) material failure to follow the Company's conduct and ethics policies that have been provided or made available to the Named Executive Officer; (vi) a material breach of the Named Executive Officer's employment agreement; and/or (vii) continued failure to attempt in good faith to perform his/her duties as reasonably assigned by the Board. Certain of the foregoing definitions permit the Named Executive Officer to attempt to cure the grounds for cause.

  •
  "Good Reason" means, the occurrence, without the Named Executive Officer's prior written consent, of any of the following events: (i) a material diminution in his/her authority, duties or responsibilities (in Mr. Lucia's case, other than in connection with a portion of his authority, duties or responsibilities being assigned to or carried out by a President); (ii) a requirement that, in Mr. Lucia's case, he reports to an officer rather than to the Board and in the case of the other Named Executive Officers, that they report to a new supervisor who has materially diminished authority, duties or responsibilities in comparison to his/her previous supervisor; (iii) a material reduction in the Named Executive Officer's base salary; (iv) the Company's requiring, (a) in Mr. Lucia's case, that he perform his principal services in a geographic area more than 50 miles from the Company's offices in Irving, Texas, or such other place at which he has agreed to provide such services, (b) in Ms. Benko's case, that she perform her principal services more than 50 miles from Las Vegas, Nevada or such other place at which she has agreed to provide such services and (c) in the case of the other Named Executive Officers, that they perform their principal services primarily in a geographic area more than 50 miles from both the Company's headquarters in Irving, Texas and its office in New York, New York or such other place of primary employment at which they have agreed to provide such services; or (v) a material breach by the Company of any material provision of the Named Executive Officer's employment agreement. Good Reason is also subject to certain timing restrictions and our ability to cure the proposed Good Reason.

  •
  "Change in Control" means:

  -
  the acquisition by an individual, entity or group (a "Person") of beneficial ownership of any capital stock of the Company if, after such acquisition, such Person beneficially owns 50.01% or more of either (x) the then-outstanding shares of Company common stock or (y) the combined voting power of the then-outstanding Company securities entitled to vote in the election of directors; provided, however, that an acquisition from the Company or pursuant to a Business Combination (as defined below) that complies with subclauses (x) and (y) of clause (ii) will not be a Change in Control;

    -
    the consummation of a merger, consolidation, reorganization, recapitalization or share exchange involving the Company or a sale or other disposition of all or substantially all (i.e., in excess of 85%), of its assets (a "Business Combination"), unless, immediately thereafter (x) all or substantially all of the beneficial owners immediately prior to such Business Combination beneficially own more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding securities entitled to vote in the election of directors, respectively, of the resulting or acquiring corporation in substantially the same proportions as their initial ownership and (y) no Person beneficially owns 50.01%, or more, of the then-outstanding shares of common stock of the acquiring corporation, or of the combined voting power of the then-outstanding securities of such corporation entitled to vote in the election of directors (except if such ownership existed prior to the Business Combination); or

    -
    a change in the composition of the Board that results, during any one year period, in the current directors (including directors subsequently elected by at least a majority of the Board, but excluding directors whose initial assumption of office occurred as a result of an actual or threatened election contest or similar circumstance) no longer constituting a majority of the Board, or the Board of a successor corporation.

              With the definitions subject to further limitations if necessary to conform to Section 409A of the Internal Revenue Code of 1986.

Named Executive Officer and Type of Payment	Involuntary Termination	Resignation For Good Reason	Resignation For Good Reason Upon a Change in Control	Involuntary Termination Upon a Change in Control
W. C. Lucia, President & Chief Executive Officer(1)(2)
Cash severance	$1,300,000	$1,300,000	$1,300,000	$1,300,000
Bonus payment	$1,300,000	$1,300,000	$1,300,000	$1,300,000
Continued health insurance coverage(3)	$4,154	$4,154	$4,154	$4,154
Restricted Stock(4)	$544,460	-	$2,009,449	$2,009,449
Stock Options(5)	-	-	$230,702	$230,702
Total	$3,148,614	$2,604,154	$4,844,305	$4,844,305
W. D. Hosp, EVP, Chief Financial & Administrative Officer(6)(7)(8)
Cash severance	$450,000	-	$450,000	$450,000
Continued health insurance coverage(9)	$10,501	-	$10,501	$10,501
Restricted Stock(4)	$435,568	-	$1,451,684	$1,451,684
Stock Options(5)	-	-	$81,707	$81,707
Total	$896,069	-	$1,993,892	$1,993,892
A. Benko, EVP & President of HDI(6)(7)
Cash severance	$450,000	$450,000	$450,000	$450,000
Continued health insurance coverage(9)	$10,501	$10,501	$10,501	$10,501
Restricted Stock(4)	-	-	$646,075	$646,075
Stock Options(5)	-	-	$81,707	$81,707
Total	$460,501	$460,501	$1,188,283	$1,188,283
S. Wagner, Executive Vice President & Chief Operations Officer(6)(7)
Cash severance	$450,000	-	$450,000	$450,000
Continued health insurance coverage(9)	$3,150	-	$3,150	$3,150
Restricted Stock(4)	-	-	$412,981	$412,981
Stock Options(5)	-	-	$86,513	$86,513
Total	$453,150	-	$952,644	$952,644
M. Perrin, Former EVP & Chief Marketing Officer(6)(7)(10)
Cash severance	$450,000	-	$450,000	$450,000
Continued health insurance coverage(9)	$10,501	-	$10,501	$10,501
Restricted Stock(4)	$544,460	-	$1560,527	$1560,527
Stock Options(5)	-	-	$81,707	$81,707
Total	$1,004,961	-	$2,102,735	$2,102,735

(1)
If we terminate Mr. Lucia's employment without Cause, or if his employment ceases because of his disability or if he terminates his employment with Good Reason, then, provided Mr. Lucia executes a separation agreement and release and complies with certain restrictive covenants (as described under "Executive Employment Agreements") and confidentiality provisions contained in his employment agreement, he will be entitled to receive cash severance in an amount equal to (i) 24 times his monthly base salary paid ratably in equal installments over a 24 month period, (ii) twice a bonus component that will vary depending upon whether the bonus for the year of termination is intended to be "performance-based" compensation and the performance is satisfied, in which case it will be paid when bonuses are paid to the Company's executive officers, or whether the bonus is under a different program, in which case it will be his target bonus and will be paid on the same schedule as (i) above, and (iii) continued health coverage for 24 months or until he becomes eligible for health coverage from another employer, whichever is earlier.

(2)
If within 24 months following a Change in Control, Mr. Lucia's employment is terminated without Cause or he resigns for Good Reason, provided he executes a separation agreement and release and complies with certain restrictive covenants and confidentiality provisions contained in his employment agreement, he will receive the amounts set forth in (1)(i) and (1)(ii) above in a single lump sum payment, rather than in installments as applies outside of a Change in Control.

(3)
If we terminate Mr. Lucia's employment without Cause, or if his employment ceases because of his disability or if he terminates his employment with Good Reason, then provided he executes and does not revoke a severance agreement and release, the Company will provide him with continued health coverage for 24 months or until he becomes eligible for health coverage from another employer, whichever is earlier.

(4)
Under the terms of our Restricted Stock Award Agreements, in the event a Named Executive Officer ceases to be employed by the Company by reason of death, disability or involuntarily by the Company (other than (i) for "cause" and (ii) for "cause" within 24 months following a Change of Control), the restricted stock awards held by such Named Executive Officer shall vest in full. In addition, the Compensation Committee has the discretion to accelerate vesting of the restricted stock in the event of a Change of Control. Under the terms of our Restricted Stock Unit Agreements, in the event a Named Executive Officer ceases to be employed by the Company by reason of death, disability or involuntarily by the Company other than for "cause" within 24 months following a Change in Control, all of the restricted stock units held by such Named Executive Officer shall become fully vested. The amounts presented in the table represent the market value of outstanding restricted stock awards and restricted stock units, which is determined based on the number of shares/units granted and the fair value of our common stock on December 31, 2013, which is the closing sales price per share of our common stock reported on The NASDAQ Global Select Market on that date ($22.70), less the consideration paid by the recipient for the award ($0.01 per share).

(5)
Under the 2006 Stock Plan (assuming no contrary provisions in the award agreements/the 2006 Stock Plan), if a Named Executive Officer ceases to be employed by the Company by reason of involuntary termination without "cause" by the Company during the 24-month period following a Change of Control, the Named Executive Officer's outstanding options, which are not then exercisable and vested, shall become fully vested and exercisable. The numbers included in the table represent the value of the unvested portion of the Named Executive Officer's stock options, assuming accelerated vesting (calculated based on the excess of the closing market price of our common stock on December 31, 2013, over the exercise prices of such options).

(6)
If we terminate the Named Executive Officer's employment without Cause, in connection with a Change in Control or otherwise, then provided he/she executes and does not revoke a separation agreement and release and complies with a separate Noncompetition, Nonsolicitation, Proprietary and Confidential Information Agreement executed in connection with his/her employment agreement (the "Restrictive Covenants Agreement"), he/she will be entitled to receive cash severance in an amount equal to 12 times his/her monthly base salary paid ratably in equal installments over a 12 month period.

(7)
If within 24 months following a Change in Control, the Named Executive Officer's employment is terminated without Cause or he/she resigns for Good Reason, provided he/she executes a separation agreement and release and complies with the Restrictive Covenant Agreement, he/she will receive the amounts set forth in (6) above in a single lump sum payment, rather than in installments as applies outside of a Change in Control.

(8)
On March 10, 2014, Mr. Hosp tendered his resignation as our EVP, Chief Financial Officer with an effective date of June 6, 2014.

(9)
In the event a Named Executive Officer is involuntarily terminated or involuntarily terminated upon a Change of Control, provided he/she executes and does not revoke a severance agreement and release, the Company will pay him/her a lump sum amount equal to 12 times the difference between the monthly COBRA coverage premium for the same type of medical and dental coverage (single, family, or other) he/she is receiving as of the date his/her employment ends and his/her then monthly employee contribution.

(10)
Perrin resigned as our EVP, Chief Marketing Officer effective February 28, 2014.

Executive Employment Agreements

              See "Potential Payments Upon Termination of Employment or Change in Control" above for definitions of capitalized terms used below.

Employment Agreement with William C. Lucia — President and Chief Executive Officer

              Effective March 1, 2013, we entered into a new Executive Employment Agreement (which was amended on April 30, 2013) and a Noncompetition, Nonsolicitation, Proprietary and Confidential Information and Developments Agreement (the "Restrictive Covenants Agreement") with William C. Lucia, our President and Chief Executive Officer on substantially the same terms as his prior agreement which expired on February 28, 2013. Unless earlier terminated, this agreement will terminate on February 28, 2015. Mr. Lucia is eligible to receive bonus compensation from us in respect of each fiscal year (or portion thereof) during the term of his employment, in each case as may be determined by our Compensation Committee in its sole discretion on the basis of performance or such other criteria as may be established from time to time by the Compensation Committee in its sole discretion. Mr. Lucia's annualized base salary remains at $650,000 and his target bonus remains at 100% of his base salary.

              If we terminate Mr. Lucia's employment without Cause, in connection with a Change in Control (as defined in the agreement) or otherwise, or if his employment ceases because of his disability or if he terminates his employment with Good Reason (as defined in the agreement), then provided Mr. Lucia executes and does not revoke a separation agreement and release and complies with the Restrictive Covenants Agreement (as described below), he will be entitled to receive cash severance in an amount equal to (i) 24 times his monthly base salary paid ratably in equal installments over a 24 month period (unless his termination/resignation is in connection with a Change in Control, in which case the payment will be in a single lump sum), (ii) twice a bonus component that will vary depending upon whether the bonus for the year of termination is intended to be "performance-based" compensation and the performance is satisfied or whether the bonus is under a different program, in which case it will be his target bonus and will be paid on the same schedule as (i) above (unless his termination/resignation is in connection with a Change in Control, in which case the payment will be in a single lump sum), and (iii) continued health coverage for 24 months or until he becomes eligible for health coverage from another employer, whichever is earlier.

Employment Agreements with Other Named Executive Officers

              We have employment agreements that are at-will, subject to certain notice and/or severance provisions, with both Mses. Benko and Wagner.

              Ms. Perrin resigned as our Executive Vice President, Chief Marketing Officer effective February 28, 2014 and her employment agreement terminated as of that date. On March 3, 2014, we entered into a short-term consulting agreement with Ms. Perrin pursuant to which she is assisting with government relations and other related activities on an hourly basis at a rate of $400/per hour.

              On March 10, 2014, Mr. Hosp tendered his resignation as our Executive Vice President, Chief Financial Officer. Mr. Hosp will remain in his position through a transition period and the effective date of his resignation will be June 6, 2014. In connection with Mr. Hosp's resignation we entered into a Letter Agreement with him regarding his transition and separation, which is described in more detail below. The Letter Agreement supersedes Mr. Hosp's employment agreement.

              Our employment agreements with Mses. Benko and Wagner set forth the annualized base salary for these Named Executive Officers, which is currently $450,000. In addition, under the terms of these agreements, these Named Executive Officers are eligible to receive bonus compensation from us in respect of each fiscal year (or portion thereof) during the term of their employment, in each case as may be determined by our Compensation Committee in its sole discretion on the basis of such performance-based or other criteria as it determines appropriate. For 2013, the targeted annual short-term (cash) incentive award opportunity for Mr. Hosp and Mses. Benko, Perrin and Wagner was 65% of his/her base salary.

              If we terminate either Mses. Benko's or Wagner's employment without Cause, in connection with a Change in Control or otherwise, then provided she executes and does not revoke a separation agreement and release and complies with the Restrictive Covenants Agreement, the executive will be entitled to receive (i) cash severance in an amount equal to 12 times her monthly base salary paid ratably in equal installments over a 12 month period, (ii) a lump sum amount equal to 12 times the difference between the monthly COBRA coverage premium for the same type of medical and dental coverage the executive is receiving as of the date her employment ends and her then monthly employee contribution, which amount may be used for any purpose and (iii) any earned but unpaid annual bonus for the calendar year preceding the calendar year in which her employment ends. If within 24 months following a Change in Control, the Named Executive Officer's employment is terminated without Cause or she resigns for Good Reason, provided she executes a separation agreement and release and complies with the Restrictive Covenants Agreement, she will receive the amounts set forth in (i) above in a single lump sum payment, rather than in installments as applies outside of a Change in Control.

Letter Agreement with Walter D. Hosp — EVP and CFO

              In connection with Mr. Hosp's resignation, we entered into a Letter Agreement with him dated March 10, 2014. Under the terms of the Letter Agreement and in exchange for remaining an employee through June 6, 2014 and complying with the requirements of the Letter Agreement, including performing certain transition duties and providing a full release of claims, we will pay Mr. Hosp: (i) severance of six months of his current base salary of $450,000, to be paid in equal installments over a six month period in accordance with our normal payroll practices, and (ii) a lump sum equal to six months of the difference between the COBRA coverage premium for the same type of medical, dental and vision coverage he is receiving and his employee contribution (collectively, the "Separation Payments"). In addition, and contingent upon our receipt and non-revocation of a release from Mr. Hosp, any outstanding, but not fully vested options and restricted stock units granted to him prior to January 1, 2014, will continue to vest through February 28, 2015 and his then-vested options will remain exercisable through May 29, 2015. We have reserved the right to terminate Mr. Hosp with or without Cause (as defined in the Letter Agreement) during the transition period and if such a termination is without Cause, we will adjust the Separation Payments to include the value of the additional months of COBRA coverage and salary he would have received had he remained employed through June 6, 2014. Mr. Hosp's Noncompetition, Nonsolicitation, Proprietary and Confidential

Information and Developments Agreement with the Registrant, dated April 30, 2012 remains in full force and effect and he has affirmed his obligations under that agreement.

Nonsolicitation, Proprietary and Confidential Information and Developments Agreements

              We have entered into Restrictive Covenants Agreements with each of our Named Executive Officers. Under the terms of the Restrictive Covenants Agreements, in Mr. Lucia's case, for the 24 months following the termination of his employment for any reason, and in the case of the other Named Executive Officers, for the 12 months following the termination of his/her employment for any reason, the Named Executive Officer is generally prohibited from: (i) engaging or assisting others in engaging in any business or enterprise in the United States that competes with the Company's business, products or services, (ii) soliciting or diverting or attempting to solicit or divert the business of any of the Company's current or prospective clients, (iii) soliciting, recruiting or inducing or attempting to solicit, recruit or induce any Company employee or independent contractor to leave the Company's employ (or, in some situations, hire), and (iv) disclosing or utilizing for the benefit of any entity other than the Company, any system or product development ideas discussed/explored, even if not implemented, during the Named Executive Officer's employment with the Company. The Restrictive Covenants Agreement also sets forth certain obligations with respect to proprietary and confidential information and developments and inventions.

PROPOSALS TO BE VOTED ON
PROPOSAL ONE: ELECTION OF DIRECTORS

              The Board of Directors currently consists of nine members, eight of whom are non-employee directors. Pursuant to our By-laws, our Board of Directors is currently divided into two classes, with one class standing for election each year, for a term of two years.

              Our Board of Directors, based on the recommendation of our Nominating & Governance Committee, has nominated Craig R. Callen, Robert M. Holster, William C. Lucia and Bart M. Schwartz for election as directors at the annual meeting. All of the nominees are current directors of the Company. Each of the nominees has consented to being named in this Proxy Statement and to serve as a director if elected. If elected, each of the nominees will hold office for a two year term expiring at the annual meeting of stockholders in 2016.

              Our By-laws provide that directors are elected by a majority of the votes cast by stockholders at a meeting at which a quorum is present. Unless a contrary direction is indicated, it is intended that proxies received will be voted for the election as directors of each of the four nominees, to serve a two year term, and in each case until their successors are elected and qualified. In the event any nominee for director declines or is unable to serve, the proxies may be voted for a substitute nominee selected by the Board of Directors. The Board of Directors expects that each nominee named in the following table will be available for election.

Our Board of Directors

              The following table sets forth information with respect to our directors and nominees for election at the 2014 Annual Meeting, including the composition of our four standing Committees: Audit, Compensation, Compliance and Nominating & Governance.

Name	Age	Position	Committee Memberships
Craig R. Callen	58	Director Nominee	Compensation, Nominating & Governance
Robert M. Holster	67	Chairman and Director Nominee
William C. Lucia	56	President, Chief Executive Officer and Director Nominee
Daniel N. Mendelson	49	Director	Compensation, Compliance, Nominating & Governance
William F. Miller III	64	Director
Ellen A. Rudnick	63	Director	Audit(1), Compliance, Nominating & Governance
Bart M. Schwartz	67	Director Nominee	Audit, Compliance(1) Nominating & Governance
Richard H. Stowe	70	Director	Compensation(1), Nominating & Governance(1)
Cora M. Tellez	64	Director	Audit, Nominating & Governance

(1)
Committee Chair

              When an incumbent director is up for re-election, the Nominating & Governance Committee reviews the performance, skills and characteristics of such incumbent director and his/her attendance record before making a determination to recommend that the full Board nominate him or her for re-election.

              The Board of Directors believes that the combination of the business and professional experience of our directors and the diversity of their areas of expertise has been a contributing factor to its effectiveness and provides a valuable resource to management. The majority of our Board has over five years of service with us and three of our non-employee directors, Ms. Rudnick and Messrs. Miller and Stowe, have each served on our Board for more than ten years. During their tenure, our directors have gained considerable institutional knowledge about the Company and its operations. Given the growth of our business and the rapidly changing healthcare environment, this continuity of service and development of institutional knowledge enables our Board to be more efficient and more effective in developing strategy and long-term plans for the Company.

              A description of the specific experience, qualifications, attributes and skills that led our Board of Directors to conclude that each member of the Board of Directors should serve as a director follows the biographical information of each director below.

Class I: Directors Whose Terms Expire in 2014

              Craig R. Callen has served as one of our directors since October 2013. Mr. Callen is a Senior Advisor at Crestview Partners, a private equity firm with over $4.0 billion under management. From 2004 to 2007, Mr. Callen was Senior Vice President and Head of Strategic Planning and Business Development and a member of the Executive Committee for Aetna, Inc. In his role at Aetna, Mr. Callen reported directly to the Chairman and CEO and was responsible for oversight and development of Aetna's corporate strategy, including mergers and acquisitions. During his tenure, Mr. Callen and his team led the acquisitions of seven companies, investing over $2.0 billion, broadening Aetna's revenue, global presence, product line, targeted markets and participation in government programs. Prior to joining Aetna, Mr. Callen was a Managing Director and Head of U.S. Healthcare Investment Banking at Credit Suisse First Boston and Co-Head of Healthcare Investment Banking at Donaldson, Lufkin & Jenrette. Mr. Callen serves on the Board of Directors of Omega Healthcare Investors, Inc. and Symbion, Inc., a Crestview portfolio company. Previously he served on the Boards of Sunrise Senior Living Inc. and Kinetic Concepts Inc. Mr. Callen holds a B.S./B.A. from Boston University and an MBA from Harvard Business School.

              Mr. Callen brings healthcare investment banking experience and corporate development expertise to our Board of Directors, which are invaluable to us as we evaluate, develop and implement new solutions for clients. His extensive experience in a corporate setting and as an advisor to public/private healthcare companies positions him well to serve on the Compensation and Nominating & Governance Committees.

              Robert M. Holster has served as one of our directors since May 2005 and as the Chairman of our Board of Directors since April 2006 (in a non-employee capacity since January 2011). From May 2005 to February 2009, Mr. Holster served as our Chief Executive Officer and from April 2001 to May 2005, he served as our President and Chief Operating Officer. Previously, Mr. Holster served as our Executive Vice President from 1982 through 1993 and as one of our directors from 1989 through 1996. Mr. Holster previously served in a number of executive positions including Chief Executive Officer of HHL Financial Services, Inc., Chief Financial Officer of Macmillan, Inc. and Controller of Pfizer Laboratories, a division of Pfizer, Inc.

              Mr. Holster served as a member of our management team and that of our predecessor, Health Management Systems, Inc., for an aggregate of over 20 years, including serving as our Chief Executive Officer for four years and as our President and Chief Operating Officer for four years. Given his extensive history with the Company, Mr. Holster brings an unmatched depth of industry and Company-specific experience to his role as our Chairman.

              William C. Lucia has served as our President and Chief Executive Officer since March 2009 and as one of our directors since May 2008. From May 2005 to March 2009, Mr. Lucia served as our

President and Chief Operating Officer. Since joining us in 1996, Mr. Lucia has held several positions with us, including: President of our subsidiary, Health Management Systems, Inc., from 2002 to 2009; President of our Payor Services Division from 2001 to 2002; Vice President and General Manager of our Payor Services Division from 2000 to 2001; Vice President of our Business Office Services from 1999 to 2000; Chief Operating Officer of our former subsidiary Quality Medical Adjudication, Incorporated (QMA) and Vice President of West Coast Operations from 1998 to 1999; Vice President and General Manager of QMA from 1997 to 1998; and Director of Information Systems for QMA from 1996 to 1997. Prior to joining us, Mr. Lucia served in various executive positions including Senior Vice President, Operations and Chief Information Officer for Celtic Life Insurance Company and Senior Vice President, Insurance Operations for North American Company for Life and Health Insurance. Mr. Lucia is a Fellow of the Life Management Institute (FLMI) Program through LOMA, an international association through which insurance and financial services companies around the world engage in research and educational activities to improve company operations.

              With over 15 years of experience with the Company working across multiple divisions and his prior experience in the insurance industry, Mr. Lucia brings to our Board of Directors in-depth knowledge of the Company and the healthcare and insurance industries. In his prior role as our President and Chief Operating Officer, Mr. Lucia gained critical insights into managing and growing our business in a complex and dynamic healthcare environment, making him well-positioned to lead our management team and provide essential insight and guidance to the Board of Directors from an insider's perspective.

              Bart M. Schwartz has served as one of our directors since July 2010. Mr. Schwartz currently serves as the Chairman and Chief Executive Officer of SolutionPoint International, LLC, which provides an integrated array of business intelligence, security and compliance, identity assurance and situational awareness solutions. In 2003, Mr. Schwartz founded his own law firm, which specializes in, among other areas, conducting independent investigations, monitoring and Independent Private Sector Inspector General engagements and developing, auditing and implementing compliance programs. From 1991 to 2003, Mr. Schwartz served as the Chief Executive Officer of Decision Strategies, an internationally recognized investigative and security firm, which was sold to SPX Corporation in 2001. Mr. Schwartz has over 30 years' experience managing domestic and international investigations, prosecutions and assessments for clients in both the public and private sectors.

              Mr. Schwartz brings extensive legal and compliance experience to our Board of Directors, which is particularly valuable as we continue to expand our business. Mr. Schwartz's background makes him well-positioned to serve as the Chairman of the Compliance Committee and as a member of the Audit and Nominating & Governance Committees.

Class II: Directors Whose Terms Expire in 2015

              William F. Miller III has served as one of our directors since October 2000. In 2013, Mr. Miller joined KKR Advisors, a global investment firm, as healthcare industry advisor. From 2006 to 2013 Mr. Miller was a partner at Highlander Partners, a private equity group in Dallas, Texas focused on investments in healthcare products, services and technology. From October 2000 to April 2005, Mr. Miller served as our Chief Executive Officer and from December 2000 to April 2006, Mr. Miller served as our Chairman. From 1983 to 1999, Mr. Miller served as President and Chief Operating Officer of EmCare Holdings, Inc., a national healthcare services firm focused on the provision of emergency physician medical services. From 1980 to 1983, Mr. Miller served as Administrator/Chief Operating Officer of Vail Mountain Medical. Mr. Miller also serves as a director of several private companies. From 1997 to 2012, Mr. Miller served as a director of Lincare Holdings, Inc.

              Mr. Miller brings to the Board of Directors both a thorough understanding of our business and the healthcare industry and extensive experience in the financial markets. His significant operational experience, both at HMS and at EmCare Holdings, makes him well-positioned to provide the Company with insight on financial, operational and strategic issues.

              Daniel N. Mendelson has served as one of our directors since February 2013. Mr. Mendelson is the Chief Executive Officer of Avalere Health, a strategic advisory company which he founded in 2000. From 1998 to 2000, Mr. Mendelson served as Associate Director for Health at the White House Office of Management and Budget (OMB) in Washington, D.C. Prior to joining OMB, Mr. Mendelson served as Senior Vice President and Director of the Medical Technology practice at The Lewin Group. He is also on faculty at the Wharton School of Business at the University of Pennsylvania and serves as a director of Champions Oncology. From 2005 to 2013, Mr. Mendelson served as a director of Coventry Healthcare and from 2007 to 2011 he served as a director of PharMerica Corporation.

              Mr. Mendelson brings over 20 years of experience with government healthcare programs, healthcare policy and business to the Board and is a recognized leader in healthcare policy. This expertise is complemented by his extensive operational and public company board experience, which make him well-positioned to serve as a member of the Compensation, Compliance and Nominating & Governance Committees. In addition, given that healthcare in the United States is continuously evolving, Mr. Mendelson's background and expertise is very valuable as we adapt our business to meet these changes.

              Ellen A. Rudnick has served as one of our directors since 1997. Since 1999, Ms. Rudnick has served as Executive Director and Clinical Professor of the Polsky Center for Entrepreneurship, University of Chicago Booth School of Business. From 1993 to 1999, Ms. Rudnick served as Chairman of Pacific Biometrics, Inc., a publicly held healthcare biodiagnostics company and its predecessor, Bioquant, which she co-founded. From 1990 to 1992, she served as President and Chief Executive Officer of Healthcare Knowledge Resources (HKR), a privately held healthcare information technology corporation and subsequently served as President of HCIA, Inc. (HCIA) following the acquisition of HKR by HCIA. From 1975 to 1990, Ms. Rudnick served in various positions at Baxter Health Care Corporation, including Corporate Vice President and President of its Management Services Division. Ms. Rudnick also serves as a director of Patterson Companies, Inc. and First Midwest Bancorp, Inc.

              Ms. Rudnick brings to the Board of Directors extensive business understanding and demonstrated management expertise, having served in key leadership positions at a number of healthcare companies. Ms. Rudnick has a comprehensive understanding of the operational, financial and strategic challenges facing companies and knows how to make businesses work effectively and efficiently. Her management experience and service on other public company boards has provided her with a thorough understanding of the financial and other issues facing large companies, making her particularly valuable as the Chairman of our Audit Committee and as a member of our Compliance and Nominating & Governance Committees.

              Richard H. Stowe has served as one of our directors since 1989. Mr. Stowe is a general partner of Health Enterprise Partners LP, a private equity firm. From 1999 to 2005, Mr. Stowe was a private investor, a senior advisor to the predecessor funds to Health Enterprise Partners, and a senior advisor to Capital Counsel LLC, an asset management firm. From 1979 until 1998, Mr. Stowe was a general partner of Welsh, Carson, Anderson & Stowe. Prior to 1979, he was a Vice President in the venture capital and corporate finance groups of New Court Securities Corporation (now Rothschild, Inc.). Mr. Stowe is also a director of several private and not-for-profit companies and educational institutions.

              Mr. Stowe brings 40 years of financial, capital markets and investment experience to our Board of Directors. Mr. Stowe's background and experience make him well-positioned to serve as the Chairman of the Compensation and Nominating & Governance Committees.

              Cora M. Tellez has served as one of our directors since October 2012. Ms. Tellez is the President and Chief Executive Officer of Sterling HSA, an independent health savings accounts administrator which she founded in 2004. Prior to starting Sterling HSA, Ms. Tellez served as President of the health plans division of Health Net, Inc., an insurance provider. She later served as President of Prudential's western health care operations, CEO of Blue Shield of California, Bay Region and Regional Manager for Kaiser Permanente of Hawaii. Ms. Tellez serves on the Board of Directors of several private and not-for-profit companies. From 2004 to 2007, Ms. Tellez served as a director of First Consulting Group.

              Ms. Tellez brings over 25 years of healthcare policy and operations experience to the Board. Her public company operational, financial and corporate governance experience is a valuable resource for our Board and makes her well-positioned to serve as a member of the Audit and Nominating & Governance Committees and as our Audit Committee Financial Expert.

Vote Required:

              The affirmative vote of a majority of the votes cast at the 2014 Annual Meeting is required to elect each of the four nominees to the Board.

The Board of Directors recommends a vote "FOR" each of the four nominees named in Proposal One.

PROPOSAL TWO: ADVISORY APPROVAL OF EXECUTIVE COMPENSATION

              We are providing our stockholders the opportunity to vote to approve, on an advisory basis, the compensation of Messrs. Lucia and Hosp and Mses. Benko, Perrin and Wagner, whom we refer to as our Named Executive Officers and whose compensation is disclosed in this Proxy Statement in accordance with the SEC's rules. This proposal, which is commonly referred to as "say-on-pay," is required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, which added Section 14A to the Exchange Act.

Proposed Resolution:

              Our Board of Directors is asking stockholders for advisory approval of our 2013 executive compensation as described in this Proxy Statement:

              RESOLVED, that the compensation paid to the Company's Named Executive Officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and any related material disclosed in the proxy statement for the Company's 2014 Annual Meeting of Stockholders, is hereby approved.

Rationale

              Our executive compensation program is designed to attract, develop, motivate, and retain talented executives to lead our business. Under this program, our executive officers are rewarded for the achievement of our near-term and longer-term financial and strategic goals and for driving corporate financial performance and stability. The program contains elements of cash and equity-based compensation and is designed to align the interests of our executives with those of our stockholders.

              As we describe in the Compensation Discussion and Analysis, "pay for performance" is the underlying philosophy for our executive compensation program. The program is designed and administered to align the interests of our senior executives with the interests of our stockholders, thus rewarding individual and team achievements that contribute to the attainment of our business goals; and to provide a balance of total compensation opportunities, including salary, short-term and long-term cash and equity incentives that are competitive with similarly situated companies and reflective of our performance. The Board believes this link between compensation and the achievement of our near- and long-term business goals has helped drive our performance over time. At the same time, we believe our program does not encourage excessive risk-taking by management.

Effect of Your Vote on this Proposal

              As an advisory vote, the results of the vote on this proposal are not binding and thus do not overrule any decision by the Company or the Board of Directors (or any committee thereof), create or imply any change to the fiduciary duties of the Company or the Board of Directors (or any committee thereof), or create or imply any additional fiduciary duties for the Company or the Board of Directors (or any committee thereof). However, our Compensation Committee and Board of Directors value the opinions expressed by our stockholders in their vote on this proposal and will consider the outcome of the vote when making future executive compensation decisions.

Vote Required

              The affirmative vote of a majority of the votes cast at the 2014 Annual Meeting is required to approve, on an advisory basis, our 2013 executive compensation as reported in this Proxy Statement.

The Board of Directors recommends a vote "FOR" the proposal to provide advisory approval of the Company's 2013 executive compensation.

PROPOSAL THREE: RATIFICATION OF THE SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

              The Board of Directors, in accordance with the recommendation of the Audit Committee, has selected, subject to ratification by stockholders, KPMG LLP (KPMG), an independent registered public accounting firm, to audit our consolidated financial statements for the fiscal year ending December 31, 2014. KPMG has audited our consolidated financial statements and the financial statements of our predecessor since 1981. Although stockholder ratification of the selection of KPMG is not required by law, we believe that it is advisable to give stockholders an opportunity to ratify this selection. If this proposal is not approved at the 2014 Annual Meeting, the Board of Directors may reconsider its selection of KPMG.

              Representatives of KPMG are expected to attend the 2014 Annual Meeting, where they will be available to respond to appropriate questions from stockholders, and make a statement, if they desire.

              In addition to retaining KPMG to audit our financial statements, from time to time, we engage KPMG to perform other services. The following table sets forth the aggregate fees billed by KPMG in connection with the services rendered during the past two fiscal years. All fees set forth below were approved by the Audit Committee of the Board of Directors.

Type of Fee	2013	2012
Audit Fees(1)	$873,667	$644,200
Tax Fees(2)	$60,594	236,945

Total Fees for Services Provided	$934,261	$881,145

(1)
Audit fees represent fees for professional services rendered for the audit of our consolidated financial statements, review of interim financial statements and services normally provided by the independent registered public accounting firm in connection with regulatory filings, including registration statements.

(2)
Represents fees for tax services, including tax compliance, tax advice and tax planning provided during the ordinary course of operations.

Audit Committee Pre-Approval Policies and Procedures

              In accordance with its Charter, the Audit Committee pre-approves all audit and permissible non-audit services provided by our independent registered public accounting firm.

              Prior to the annual engagement of our independent registered public accounting firm, the Audit Committee pre-approves all services to be provided. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services. In such circumstances, our senior management seeks approval of the non-audit services that it recommends the Audit Committee engage the independent registered public accounting firm to provide for the fiscal year. A budget, estimating the specific non-audit service spending for the fiscal year, is provided to the Audit Committee along with the request. The Audit Committee will be regularly informed of the non-audit services actually provided by the independent auditor pursuant to this pre-approval process.

Vote Required

              The affirmative vote of a majority of the votes cast at the 2014 Annual Meeting is required to ratify the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014.

The Board of Directors recommends a vote "FOR" the proposal to ratify the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014.

REPORT OF AUDIT COMMITTEE

              In accordance with its Charter, the Audit Committee of the Board of Directors (the "Board") of HMS Holdings Corp. (the "Company"), among its other duties, assists the Board in fulfilling its responsibility for oversight of the quality and integrity of our accounting, auditing, and financial reporting practices. During 2013, the Audit Committee met seven times.

              In discharging its oversight responsibility as to our financial reporting process, the Audit Committee reviewed and discussed our audited financial statements as of and for the fiscal year ended December 31, 2013 with management. Management has the responsibility for the preparation of our financial statements and the Company's independent registered public accounting firm, KPMG LLP (KPMG) has the responsibility for the examination of those statements.

              The Audit Committee discussed with KPMG the matters required to be discussed by the Auditing Standard No.16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board.

              The Audit Committee has received from KPMG a formal written statement describing all relationships between KPMG and the Company that might bear on KPMG's independence, as required by applicable requirements of the Public Company Accounting Oversight Board, and discussed with KPMG any relationships that may impact its objectivity and independence. The Audit Committee has also considered whether the provision of non-audit services by KPMG is compatible with its independence. Based on the foregoing, the Audit Committee has concluded that KPMG is independent from the Company and its management.

              Based on the above-mentioned review and discussions with management and KPMG, the Audit Committee recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2013, for filing with the Securities and Exchange Commission.

              By the Audit Committee of the Board of Directors of HMS Holdings Corp.

Ellen A. Rudnick, Chair
Bart M. Schwartz
Cora M. Tellez

              The information contained in the Audit Committee Report shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate it by reference in such filing.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

              The following table sets forth information known to us with respect to the beneficial ownership of our common stock as of April 15, 2014 by (i) each of our non-employee directors, (ii) Messrs. Lucia and, Hosp and Mses. Benko, Perrin and Wagner, whom we refer to as our Named Executive Officers, (iii) all of our directors and current executive officers as a group and (iv) each person (or group of affiliated persons) known by us to be the beneficial owner of more than 5% of our common stock.

              Beneficial ownership and percentage ownership are determined in accordance with the rules of the SEC. This information does not necessarily indicate beneficial ownership for any other purpose. Under the SEC rules, beneficial ownership includes any shares as to which an entity or individual has sole or shared voting power or investment power and also any shares that the entity or individual has the right to acquire as of June 14, 2014 (60 days after April 15, 2014 through the exercise of stock options. Beneficial ownership includes all shares of restricted stock held by an entity or individual, whether or not vested, but excludes options or other rights vesting after June 14, 2014.

              Percentage of beneficial ownership is based on 87,666,862 shares of common stock outstanding as of April 15, 2014. For each individual and group included in the table below, percentage ownership is calculated by dividing the number of shares beneficially owned by such entity or individual by the sum of the shares of common stock outstanding on April 15, 2014 and the number of shares of common stock that such entity or individual had the right to acquire as of June 14, 2014.

              Unless otherwise indicated and subject to applicable community property laws, to our knowledge, each stockholder named in the following table possesses sole voting and investment power over the shares listed, except for those jointly owned with that person's spouse. Unless otherwise noted below, the address of each person listed on the table is c/o HMS Holdings Corp., 5615 High Point Drive, Irving, TX 75038.

Name of Beneficial Owner	Shares Beneficially Owned
	Shares	Vested Deferred Stock Units(1)	Stock Awards	Shares Acquirable Within 60 Days(2)	Percent (%)
Directors
Craig R. Callen	4,000	1,764	-	1,764	*
Robert M. Holster(3)	392,974	17,144	-	26,444	*
William C. Lucia	240,615	-	-	546,781	*
Daniel N. Mendelson	1,764	2,600	-	4,364	*
William F. Miller(4)	156,814	4,058	-	36,733	*
Ellen A. Rudnick	13,943	4,940	-	101,683	*
Bart M. Schwartz	8,691	8,666	-	9,883	*
Richard H. Stowe	30,000	17,885	-	101,683	*
Cora M. Tellez	580	7,216	-	4,448	*
Named Executive Officers
Andrea Benko	4,321	-	-	37,318	*
Walter D. Hosp(5)	95,720	-	-	351,480	*
Semone Wagner	2,745	-	-	-	*
Maria Perrin	14,039	-	-	-	*
All current directors and executive officers as a group (18 persons)(6)	970,895	64,273	-	1,276,868	*

(*)
Less than 1% of outstanding shares

(1)
Reflects the number of vested deferred stock units credited, as of April 15, 2014, to the account of each non-employee Director participating in the Company's Director Deferred Compensation Plan. Unvested deferred stock units do not have voting power and are payable solely in shares of Company common stock upon the termination of a director's service as a member of the Board for any reason.

(2)
Reflects the number of shares that could be purchased by exercise of options exercisable at April 15, 2014 or within 60 days thereafter under the Company's 2006 Stock Plan and the number of shares underlying restricted stock units that are not subject to outstanding performance conditions and vest within 60 days of April 15, 2014.

(3)
Includes 6,000 shares of common stock held by Mr. Holster's spouse and 191,000 shares held in an irrevocable trust for the benefit of Mr. Holster's children and grandchildren. Mr. Holster's spouse is trustee of the trust. Mr. Holster disclaims beneficial ownership of the shares held by the trust.

(4)
Includes 9,000 shares of common stock owned by members of Mr. Miller's family. Mr. Miller disclaims beneficial ownership of the shares of common stock held by his family.

(5)
Includes 1,000 shares of common stock held by Mr. Hosp's spouse. Mr. Hosp disclaims beneficial ownership of the shares held by his spouse.

(6)
Consists of: All the Named Executive Officers, Directors, and Mses. Marshall, Nustad, South and Messrs. DeFelice, Portice and Williams.

              Based on review of filings with the Securities and Exchange Commission and review of stockholders of record, we have determined that the following entities hold more than 5% of our outstanding shares of common stock.

Name	Shares	Percent of Class
T. Rowe Price Associates, Inc.(1)	11,050,049	12.5%
BlackRock, Inc.(2)	7,433,314	8.4%
William Blair & Co.(3)	9,329,321	10.57%
The Vanguard Group(4)	5,284,438	5.98%

(1)
In a Schedule 13G/A filed with the SEC on February 11, 2014, T. Rowe Price Associates, Inc., a registered investment adviser ("Price Associates"), filing jointly with T. Rowe Price New Horizons Fund, Inc., a registered investment company ("Price New Horizons Fund") reported that Price Associates and Price New Horizons Fund beneficially own an aggregate of 11,050,049 shares, of which Price Associates has sole voting power over 1,954,832 shares and sole dispositive power over 11,050,049 shares and Price New Horizons Fund has sole voting power over 4,873,300 shares. Price Associates does not serve as custodian of the assets of any of its clients; accordingly, in each instance only the client or the client's custodian or trustee bank has the right to receive dividends paid with respect to, and proceeds from the sale of, such securities. The ultimate power to direct the receipt of dividends paid with respect to, and the proceeds from the sale of, such securities, is vested in the individual and institutional clients for which Price Associates serves as investment adviser. Any and all discretionary authority which has been delegated to Price Associates may be revoked in whole or in part at any time. Except as may be indicated if this is a joint filing with one of the registered investment companies sponsored by Price Associates, not more than 5% of the class of such securities is owned by any one client subject to the investment advice of Price Associates. With respect to securities owned by New Horizons Fund, only State Street Bank and Trust Company, as custodian, has the right to receive dividends paid with respect to, and proceeds from the sale of, such securities. No other person is known to have such right, except that the stockholders of each such Fund participate proportionately in any dividends and distributions so paid. Price Associates' principal business address is 100 E. Pratt Street, Baltimore, Maryland 21202.

(2)
In a Schedule 13G/A filed with the SEC on January 29, 2014, BlackRock, Inc. reported it has sole voting power over 7,171,325 shares and sole dispositive power over 7,433,314 shares of our common stock. The Schedule 13G/A was filed on BlackRock's behalf and on behalf of its subsidiaries, BlackRock Advisors (UK) Limited; BlackRock Advisors, LLC; BlackRock Asset Management Canada Limited; BlackRock Financial Management, Inc.; BlackRock Fund Advisors; BlackRock Fund Management Ireland Limited; BlackRock Institutional Trust Company, N.A.; BlackRock International Limited; BlackRock Investment Management (Australia) Limited; BlackRock Investment Management (UK) Ltd and BlackRock Investment Management, LLC. BlackRock's principal business address is 40 East 52nd Street, New York, NY 10022.

(3)
In a Schedule 13G/A filed with the SEC on February 6, 2014, William Blair & Co., LLC reported it has sole voting and dispositive power over 9,329,321 shares of our common stock. William Blair's principal business address is 222 W. Adams, Chicago, IL 60606.

(4)
In a Schedule 13G/A filed with the SEC on February 11, 2014, The Vanguard Group reported it beneficially owns 5,284,438 shares, of which it has sole voting power over 123,682 shares, sole dispositive power over 5,167,156 shares and shared dispositive power over 117,282 shares. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 117,282 shares as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 6,400 shares as a result of its serving as investment manager of Australian investment offerings. The Vanguard Group's principal business address is 100 Vanguard Blvd., Malvern, PA 19355.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

              Pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended, our executive officers, directors and persons owning more than 10% of a registered class of our equity securities are required to file reports of ownership and changes in ownership of common stock with the SEC. Copies of such reports are required to be furnished to us.

              Based solely on a review of the copies of such reports furnished to us, or written representations that no other reports were required, we believe that during fiscal year 2013, all of our executive officers and directors complied with the requirements of Section 16(a), except that due to administrative error: one report covering one transaction was not timely filed by each of Messrs. Miller and Singh and Mses Benko and Marshall.

OTHER BUSINESS

              As of the date of this Proxy Statement, the Board of Directors knows of no business to be presented at the 2014 Annual Meeting other than as set forth herein. If other matters properly come before the 2014 Annual Meeting, the persons named as proxies will vote on such matters in their discretion.

 ANNUAL REPORT

              Our 2013 Annual Report on Form 10-K is concurrently being provided or mailed to stockholders. The Annual Report contains our consolidated financial statements and the report thereon of KPMG LLP, independent registered public accounting firm. The Annual Report is not incorporated into this Proxy Statement and is not considered proxy solicitation material.

                        BY ORDER OF THE BOARD OF DIRECTORS

                        Eugene V. DeFelice
                        EVP, General Counsel & Corporate Secretary

Dated: April 30, 2014

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, STOCKHOLDERS ARE URGED TO COMPLETE, SIGN, DATE, AND RETURN THE ACCOMPANYING FORM OF PROXY IN THE ENCLOSED ENVELOPE.

ANNEX A

HMS HOLDINGS CORP. AND SUBSIDIARIES
(in thousands, except per share amounts)
(unaudited)

Reconciliation of Net income to EBITDA and adjusted EBITDA

	Year Ended December 31,
	2013	2012
Net income	$39,997	$50,516
Net interest expense	12,387	16,549
Income taxes	25,593	32,829
Depreciation and amortization, net of deferred financing costs, included in net interest expense	54,991	51,147

Earnings before interest, taxes, depreciation and amortization (EBITDA)	132,968	151,041
Stock-based compensation expense	11,997	9,116

Adjusted EBITDA	$144,965	$160,157

Reconciliation of Net income to GAAP EPS and Adjusted EPS

	Year Ended December 31,
	2013	2012
Net income	$39,997	$50,516
Stock-based compensation expense, net of tax	7,316	5,525
Amortization of intangibles, net of tax	19,359	19,729

Subtotal	$66,672	$75,770

Weighted average common shares, diluted	88,344	88,365

Diluted GAAP EPS	$0.45	$0.57

Diluted adjusted EPS	$0.75	$0.86

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. HMS HOLDINGS CORP. M75155-P51738-Z62854 HMS HOLDINGS CORP. 5615 HIGH POINt DRIve IRvING, texaS 75038 1b. Robert M. Holster 1a. Craig R. Callen 1c. William C. Lucia 1d. Bart M. Schwartz 3. Ratification of the selection of KPMG LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2014. 2. Advisory approval of the Company's 2013 executive compensation. For address changes/comments, mark here. (see reverse for instructions) NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof. VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY Of fuTuRE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. ! 1. Election of Directors The Board of Directors recommends you vote fOR the Director Nominees listed in Proposal 1 and fOR Proposals 2 and 3. ! ! ! ! ! ! ! ! ! ! ! ! for Against Abstain ! ! ! ! ! ! for Against Abstain

Address Changes/Comments: _______________________________________________________________________________ _________________________________________________________________________________________________________ (If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) HMS HOLDINGS CORP. Annual Meeting of Stockholders June 19, 2014 This proxy is solicited by the Board of Directors The stockholder(s) whose signature(s) appear(s) on the reverse side, hereby appoint(s) William C. Lucia and Eugene V. DeFelice, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of HMS HOLDINGS CORP. that the stockholder(s) whose signature(s) appear(s) on the reverse side is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 AM, CDT on Thursday, June 19, 2014, at the Omni Mandalay Hotel at Las Colinas, 221 E. Las Colinas Blvd., Irving, TX 75039, and any adjournment or postponement thereof. THIS PROXY WHEN PROPERLY EXECuTED WILL BE VOTED AS DIRECTED OR, If NO DIRECTION IS GIVEN, WILL BE VOTED AS RECOMMENDED BY THE BOARD Of DIRECTORS: fOR ALL DIRECTOR NOMINEES AND fOR PROPOSALS 2 AND 3. IN THEIR DISCRETION, THE PROXIES ARE ALSO AuTHORIZED TO VOTE uPON SuCH OTHER MATTERS AS MAY COME BEfORE THE MEETING OR ANY ADJOuRNMENT OR POSTPONEMENT THEREOf. THIS CARD WILL ALSO BE uSED TO PROVIDE VOTING INSTRuCTIONS TO fIDELITY INVESTMENTS fOR ANY SHARES Of THE COMPANY'S COMMON STOCK HELD IN THE COMPANY'S 401(K) PLAN ON THE RECORD DATE, AS SET fORTH IN THE NOTICE Of 2014 ANNuAL MEETING AND PROXY STATEMENT. Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement and the HMS Holdings Corp. 2013 Annual Report on Form 10-K are available at www.proxyvote.com. Continued and to be signed on reverse side M75156-P51738-Z62854